EXHIBIT 10.84
PORTIONS OF THIS AGREEMENT ARE SUBJECT TO ARBITRATION PURSUANT TO THE UNIFORM ARBITRATION ACT, S.C. CODE SECTION 15-48-10, AS AMENDED AS PROVIDED HEREIN.

LEASE AGREEMENT
BY AND BETWEEN
HPBB1, LLC
AS LANDLORD
AND
BLACKBAUD, INC.
AS TENANT
May 16, 2016

TABLE OF CONTENTS

		Page
ARTICLE 1 BASIC LEASE TERMS		1
1.1	PREMISES	1
1.2	TERM	1
1.3	DEFINITIONS.	4

ARTICLE 2 RENT		7
2.1	BASE RENT	7
2.2	OPERATING EXPENSES	7
2.3	DEFINITION OF OPERATING EXPENSES	8
2.4	LATE PAYMENT CHARGE; DEFAULT INTEREST	11
2.5	HOLDING OVER	11
2.6	NET LEASE	12
2.7	TRUE LEASE	13

ARTICLE 3 OCCUPANCY AND USE		13
3.1	USE	13
3.2	SIGNS	14
3.3	COMPLIANCE WITH LAWS, RULES AND REGULATIONS	14
3.4	WARRANTY OF POSSESSION	14
3.5	INSPECTION	14
3.6	USE OF ROOF	14

ARTICLE 4 BUILDING SERVICES	15

ARTICLE 5 REPAIRS AND MAINTENANCE; UTILITIES		16
5.1	LANDLORD REPAIRS	16
5.2	TENANT REPAIRS AND OTHER SERVICES; PROPERTY MANAGEMENT	16
5.3	TENANT DAMAGES	17
5.4	PAYMENT FOR UTILITIES	17
5.5	UTILITIES	17

ARTICLE 6 ALTERATIONS AND IMPROVEMENTS		18
6.1	LANDLORD IMPROVEMENTS	18
6.2	TENANT IMPROVEMENTS	18

i

ARTICLE 7 CASUALTY AND INSURANCE		20
7.1	FIRE AND CASUALTY DAMAGE	20
7.2	WAIVER OF SUBROGATION	21
7.3	HOLD HARMLESS.	21
7.4	TENANT’S INSURANCE	22
7.5	LANDLORD’S INSURANCE	22

ARTICLE 8 CONDEMNATION		23
8.1	SUBSTANTIAL TAKING	23
8.2	PARTIAL TAKING	23

ARTICLE 9 ASSIGNMENT OR SUBLEASE; RIGHTS OF MORTGAGEES		24
9.1	LANDLORD ASSIGNMENT	24
9.2	TENANT ASSIGNMENT OR SUBLEASE	24
9.3	CONDITIONS OF ASSIGNMENT OR SUBLEASE	25
9.4	RIGHTS OF MORTGAGEE AND OTHERS	26
9.5	ESTOPPEL CERTIFICATES	26

ARTICLE 10 DEFAULT AND REMEDIES		27
10.1	DEFAULT BY TENANT	27
10.2	REMEDIES FOR TENANT’S DEFAULT	27
10.3	DEFAULT BY LANDLORD	29
10.4	REMEDIES FOR LANDLORD’S DEFAULT	29
10.5	MITIGATION	30

ARTICLE 11 HAZARDOUS MATERIALS	30

ARTICLE 12 MISCELLANEOUS		31
12.1	WAIVER	31
12.2	FORCE MAJEURE	31
12.3	ATTORNEY’S FEES	31
12.4	SUCCESSORS	32
12.5	RENT TAX	32
12.6	CAPTIONS	32
12.7	NOTICE	32
12.8	SUBMISSION OF LEASE	32
12.9	AUTHORITY	32
12.1	SEVERABILITY	33

12.11	LIMITATIONS OF LIABILITY	33
12.12	NO BROKER CLAIMS	33
12.13	NO ESTATE IN LAND	33
12.14	NO JOINT VENTURE	33
12.15	TIME OF ESSENCE	33
12.16	JOINT AND SEVERAL LIABILITY	33
12.17	NO LIGHT OR AIR EASEMENT	34
12.18	ENTIRE LEASE	34
12.19	SPECIAL STIPULATIONS, EXHIBITS AND SUMMARY OF LEASE PROVISION	34
12.2	CONDITIONS PRECEDENT.	34
12.21	NO MERGER OF TITLE	36
12.22	FINANCIAL STATEMENTS	36

ARTICLE 13 PHASE 2		36
13.1	PHASE 2 NOTICE	36
13.2	PHASE 2 FINANCING NOTICE	37
13.3	PHASE 2 DEVELOPED BY LANDLORD.	37
13.4	PHASE 2 DEVELOPED BY TENANT.	37
13.5	MEMORANDUM OF LEASE	38

ARTICLE 14 SIGNATURES	39

SUMMARY OF LEASE PROVISIONS

1.	Landlord:	HPBB1, LLC, a Georgia limited liability company
2.	Tenant:	BLACKBAUD, INC., a Delaware corporation
3.	Premises:
Approximately 12.98 acres of real property located in Berkeley County, South Carolina and being more particularly described on Exhibit A hereto, together with an approximately 172,000 square foot, 4-story building, and associated parking lots, access drives and other improvements to be designed and constructed by Landlord pursuant to the Work Agreement attached hereto as Exhibit B; provided, however, as of and after the Phase 2 Trigger Date (defined below), the Premises shall exclude the Phase 2 Property.

4.	Term:
Twenty (20) Lease Years; subject to four (4) renewal periods for five (5) years each. The parties estimate that the Commencement Date shall be January 1, 2018, and the Expiration Date shall be December 31, 2038, but such dates shall be established pursuant to Section 1.2.

5.	Base Rent:
The Base Rent shall be as follows:
(a) during the first Lease Year, an amount equal to the product of the Project Costs (defined below) and the Rent Factor (defined below); and
(b) beginning on the first day of the second Lease Year, and on the first day of each Lease Year thereafter, an amount equal to the product of the Base Rent in effect for the prior Lease Year and 1.0192. Base Rent shall be payable in equal monthly installments.
Notwithstanding the foregoing to the contrary, from and after the Phase 2 Trigger Date, the monthly Base Rent for the period after the Phase 2 Trigger Date shall be reduced by the Phase 2 Amortization Amount. The “Phase 2 Amortization Amount” is equal to the monthly installment of principal and interest that would be paid for the repayment of a hypothetical loan in the original principal amount of the Phase 2 Gross Purchase Price that is amortized in equal monthly installments using an amortization period of 360 months beginning on the Commencement Date and an interest rate equal to the Rent Factor and assuming that principal and interest payments under the hypothetical loan are made on the first day of each month during the amortization period.

6.	Landlord’s Notice Address:	Holder Properties, Inc. 3300 Cumberland Blvd. Suite 200 Atlanta, Georgia 30339 Attn: Mr. John R. Holder Mr. Jeff Mixson	with a copy to: Sutherland Asbill & Brennan LLP 999 Peachtree Street, N.E Suite 2300 Atlanta, Georgia 30309-3996 Attn: R. Robinson Plowden, Esq.
7.	Tenant’s Notice Address:	2000 Daniel Island Drive Charleston, SC 29492 Attn: Mr. Otto Orr	with a copy to: 2000 Daniel Island Drive Charleston, SC 29492 Attn: Mr. Jon Olson

8.	Address For Rent Billing:	(If different from Tenant’s notice address above) 2000 Daniel Island Drive Charleston, SC 29492 Attn: Mr. Otto Orr
9.	Broker:	Landlord’s Broker - Holder Properties, Inc. Tenant’s Broker - JLL
10.	Effective Date:	May 16, 2016

v

LEASE
ARTICLE 1

BASIC LEASE TERMS
1.1    PREMISES. In consideration of the rents, terms, provisions and covenants of this Lease, Landlord hereby leases, lets and demises to Tenant and Tenant hereby leases from Landlord the premises described in Paragraph 3 of the Summary of Lease Provisions (the “Summary”) above (the “Premises”). The Premises consists of a tract of real property located in Daniel Island, South Carolina, being more particularly described on Exhibit A attached hereto, together with a building (the “Building”) to be constructed by Landlord on such real property pursuant to the Work Agreement attached hereto as Exhibit B.
1.2    TERM.
(a)    Initial Term. Subject to and upon the conditions set forth herein, the term of this Lease shall commence on the date (the “Commencement Date”) which is the earlier of (a) the day of Substantial Completion of the Premises as provided in Exhibit B attached hereto, or (b) the day Tenant first occupies any portion of the Building (but not including any occupancy for the purpose of performing Tenant’s Extra Work in accordance with Exhibit B attached hereto), and shall terminate at 11:59 p.m. (Charleston, SC time) on the last day (the “Expiration Date”) of the later to occur of (i) the twentieth (20th) Lease Year, or (ii) if the Phase 2 Lease is in effect, the expiration date of the initial term of the Phase 2 Lease, unless sooner terminated or renewed or extended as may be hereinafter provided (such term, taking into account any such sooner termination or renewal or extension, is hereinafter referred to as the “Term”). Contemporaneously with the execution of the Phase 2 Lease, if applicable, Tenant shall deliver an amendment to this Lease, in form reasonably satisfactory to Landlord, which memorializes the extension of the initial Term of this Lease in accordance with the immediately preceding sentence. Promptly following the Commencement Date, Landlord and Tenant shall enter into a letter agreement in the form attached hereto as Exhibit C confirming the Commencement Date and the Expiration Date and acknowledging Tenant’s acceptance of delivery of the Premises; however the failure to do so will not affect the occurrence of the Commencement Date or Expiration Date. In the event that Landlord fails to achieve Substantial Completion, as advanced by Tenant Delay as defined in Section 3.03 Exhibit B on or before the Delivery Deadline, subject to extension on account of Force Majeure, Base Rent shall be abated one (1) day for each one (1) day of delay in achieving Substantial Completion after the Delivery Deadline. Such abatement shall increase to one and a half days of Base Rent abatement for each day of such delay that exceeds thirty (30) days after the Delivery Deadline. Such abatement shall increase to two days of Base Rent abatement for each day of such delay that exceeds sixty (60) days after the Delivery Deadline. Notwithstanding the foregoing, if Landlord fails to or is unable to achieve Substantial Completion within ninety (90) days after the Delivery Deadline, Tenant may elect, as its sole and exclusive remedy, Tenant hereby waiving any other rights and remedies for such delay, either (i) to continue to receive an abatement equal to two days of Base Rent for each day of such delay that exceeds ninety (90) days after the Delivery Deadline, (ii) to terminate this Lease by providing written notice thereof to Landlord within five (5) business days after the expiration of such ninety (90) days, or (iii) to exercise its self-help rights under Section

10.4 by providing written notice thereof to Landlord within five (5) business days after the expiration of such ninety (90) days and to receive an abatement of Base Rent from the first day of delay in achieving Substantial Completion after the Delivery Deadline until the date Tenant delivers such written notice to Landlord in accordance with the above. Upon exercise of Tenant’s rights under (ii) or (iii) of the prior sentence, Landlord shall deliver the Approved Plans and any construction documents relating thereto, any surveys, any third (3rd) party engineering reports, and any other site due diligence materials relating to this Lease or the Property in Landlord’s possession or control to Tenant within three (3) business days. The “Delivery Deadline” is four hundred fifty-one (451) days after the Land Closing, but shall be extended one (1) day for each day that Substantial Completion is delayed due to Force Majeure. The abated Base Rent provided for under this Section 1.2(a) shall constitute liquidated damages for any such delay. The parties acknowledge and agree that Tenant’s harm caused by a Landlord’s failure to achieve Substantial Completion by said date would be impossible or very difficult to accurately estimate as of the Effective Date, and that the liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise.
(b)    Renewal Term. Tenant shall have the right to renew the Term of the Lease for four (4) additional periods of five (5) years each (each, a “Renewal Term”) by giving Landlord prior written notice not more than fifteen (15) months and not less than nine (9) months prior to the expiration of the initial Term or Renewal Term, as the case may be, that Tenant has exercised such renewal right, subject to the following conditions:
(i)    There shall not be an Event of Default under any of the terms or provisions of the Lease at the time such notice is given or at the time of the commencement of the Renewal Term.
(ii)    At the time such notice is given and at the time of the commencement of the Renewal Term, Tenant and/or its Affiliates shall be occupying the entire Premises.
(iii)    At the time such notice is given and at the time of the commencement of the Renewal Term, Tenant shall not have assigned the Lease or sublet any portion of the Premises, except to an Affiliate as permitted under Article 9 of this Lease.
(iv)    Tenant shall occupy the Premises during the Renewal Term under the same terms and conditions as specified in the Lease except Tenant shall lease the Premises in their then “as-is” condition, with Tenant being entitled to no additional tenant improvement allowance or other right to require the improvements be made to the Premises, and the Base Rent for any Renewal Term shall be the then Market Rate, but not less than the Base Rent for the Premises in effect immediately prior to the commencement of such Renewal Term.
(c)    As used herein, the term “Market Rate” shall be initially determined by Landlord as the amount of base annual rent per gross square foot, including escalations of such base annual rent, then being charged in Comparable Buildings (as defined below) for renewal of leases for space comparable to the Premises and taking into consideration all other relevant factors establishing similarity or dissimilarity between the comparable lease renewal and the leasing of the Premises to Tenant for the Renewal Term, including without limitation, escalations (including type, base year and stop), concessions, length of renewal term, size and location of the Premises, building standard work letter and/or tenant improvement allowances, quality and quantity of existing tenant improvements, quality and creditworthiness of Tenant, amenities offered, location of building, the cost and provision of parking spaces, and other generally applicable concessions, allowances, escalation rate, terms and conditions of tenancy. The term “Comparable Buildings” shall mean any comparable Class A office building in Charleston, South Carolina. The reference to the foregoing factors is illustrative only and the presence or absence of such factors shall be taken into account in determining Market Rate. The Market Rate shall include any escalations to the initial Market Rate for the Renewal Term in question (as opposed to the escalations applicable during the initial Term).
(d)    On or before the later to occur of (i) thirty (30) days after Landlord receives the notice of Tenant’s exercise of the renewal option, or (ii) twelve (12) months prior to the expiration of the initial Term or Renewal Term, as the case may be, Landlord shall notify Tenant of the proposed Market Rate. In the event that Landlord and Tenant are not able to agree as to the Market Rate within thirty (30) days of good faith negotiation, the Market Rate shall be determined in accordance with the procedure hereinafter set forth. Within ten (10) business days following the expiration of such thirty (30) day period, Tenant shall notify Landlord that the Market Rate has not yet been determined, whereupon Landlord and Tenant shall mutually agree upon an independent commercial real estate appraiser licensed in the State of South Carolina who has had at least ten (10) years’ experience, immediately prior to the date in question evaluating rental rates for similar office properties in Charleston, South Carolina, and who has not previously been employed by either Landlord or Tenant. If the parties are unable to agree on such appraiser, the parties shall apply to the American Arbitration Association for designation of an appropriate appraiser. The appraiser agreed to by Landlord and Tenant or designated by the American Arbitration Association is hereinafter referred to as the “Appraiser.” Within ten (10) days following the selection of the Appraiser, Landlord and Tenant shall each submit to the Appraiser their respective final determinations of the Market Rate. Within twenty (20) business days thereafter, the Appraiser shall select, as the Market Rate, the determination submitted by Landlord or the determination submitted by Tenant which the Appraiser considers most correct. The Appraiser shall notify both Landlord and Tenant, in writing, which of the rates the Appraiser has selected as the Market Rate. The selection of the Appraiser shall be final and binding on both Landlord and Tenant and the Market Rate, as selected by the Appraiser, if applicable, shall be the Base Rent rate for the applicable Renewal Term. The fees of the Appraiser shall be paid by the party whose determination was not selected by the Appraiser.
(e)    Tenant shall not be entitled to more than four (4) renewal options. In the event Tenant fails to timely notify Landlord in the manner herein specified as to any Renewal Term, Tenant shall be conclusively deemed to have waived its right to enter into such Renewal Term and any successive Renewal Terms.
(f)    This renewal right shall be subject to Tenant’s financial condition at the time of exercise being comparable, as determined by Landlord, in all material respects to or better than that as exists on the Commencement Date. In determining whether the requirements of this provision are satisfied, all aspects of Tenant’s financial condition (including, without limitation, net worth, liquidity, and credit ratings by recognized rating agencies) may be examined by Landlord.

1.3    DEFINITIONS.
(a)    Additional Rent. “Additional Rent” as used in this Lease shall mean all sums due Landlord from Tenant under this Lease, other than Base Rent.
(b)    Affiliate. “Affiliate” as used in this Lease is defined in Section 9.2.
(c)    All Risk. “All Risk” as used in this Lease is defined in Section 7.4.
(d)    Appraiser. “Appraiser” as used in this Lease is defined in Section 1.2.
(e)    Approved Plans. “Approved Plans” as used in this Lease is defined in the Work Agreement.
(f)    Base Rent. “Base Rent” as used in this Lease means the amount specified in Paragraph 5 of the Summary as Base Rent.
(g)    Brokers. “Brokers” as used in this Lease is defined in Section 12.12.
(h)    Building. “Building” as used in this Lease is defined in Section 1.1.
(i)    Business Day. “Business Day” or “business day” as used in this Lease shall mean Mondays through Fridays, exclusive of any Holidays. If any date on which payment, performance, consent, approval or other action is due by either party hereunder falls on a day other than a Business Day, such payment, performance, consent, approval or other action shall be deemed timely if made, given or taken on the next succeeding Business Day.
(j)    Commencement Date. “Commencement Date” shall be the date set forth in Section 1.2. The Commencement Date shall constitute the commencement of the Term of this Lease for all purposes, whether or not Tenant has actually taken possession.
(k)    Comparable Buildings. “Comparable Buildings” as used in this Lease is defined in Section 1.2.
(l)    Declaration. “Declaration” as used in this Lease means that certain reciprocal easement agreement to be agreed to by Landlord and Tenant in accordance with Section 12.20 and entered into as of the Land Closing.
(m)    Delivery Deadline. “Delivery Deadline” as used in this Lease is defined in Section 1.2.
(n)    Events of Default. “Events of Default” as used in this Lease means those events specified in Section 10.1 as Events of Default.
(o)    Expiration Date. “Expiration Date” as used in this Lease is defined in Section 1.2.

(p)    Fee Agreement. “Fee Agreement” as used in this Lease means any fee in lieu of tax agreement relating to the Premises between Tenant, Landlord, any affiliates of Landlord and/or Berkeley County, South Carolina or other governmental entities.
(q)    Force Majeure. A “Force Majeure” is defined for purposes of this Lease as causes beyond the commercially reasonable control of the nonperforming party, including, without limitation, strikes, lockouts, sitdowns, inability to obtain material or labor on a timely basis, restrictions by any governmental authority, unusual transportation delays, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents or hinders construction), unavailability of or delays in obtaining permits or other governmental approvals, power outages, acts of the public enemy, wars and insurrections, but excluding financial inability to perform.
(r)    Hazardous Materials. “Hazardous Materials” as used in this Lease is defined in Article 11.
(s)    Holiday. “Holiday” as used in this Lease shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other day that office buildings in Charleston, South Carolina, are commonly closed.
(t)    Land. “Land” as used in this Lease means the real property described on Exhibit A hereto.
(u)    Land Closing. “Land Closing” as used in this Lease means the closing of Landlord’s acquisition of the Land pursuant to the Purchase Agreement.
(v)    Landlord. “Landlord” as used in this Lease means the entity or person identified as Landlord in Paragraph 1 of the Summary.
(w)    Laws. “Laws” as used in this Lease means any applicable laws, codes, regulations, ordinances or rules of any governmental or quasi-governmental entity having jurisdiction and any requirements of any applicable insurance underwriters.
(x)    Lease Year. “Lease Year” as used in this Lease means the period beginning on the Commencement Date and ending on the expiration of twelve (12) full calendar months from the Commencement Date and each successive period of twelve (12) calendar months thereafter during the Term.
(y)    Liability Policy. “Liability Policy” as used in this Lease is defined in Section 7.4.
(z)    Market Rate. “Market Rate” as used in this Lease is defined in Section 1.2.
(aa)    Occurrence Basis. “Occurrence Basis” as used in this Lease is defined in Section 7.4.

(bb)    Operating Expenses. “Operating Expenses” as used in this Lease is defined in Section 2.3.
(cc)    Phase 1 Per Acre Value. “Phase 1 Per Acre Value” as used in this Lease is defined as (i) $625,000 per gross acre of the portion of the Phase 2 Property located south of Fairchild Street, and (ii) $850,000 per gross acre of the portion of the Phase 2 Property located north of Fairchild Street.
(dd)    Phase 2. “Phase 2” as used in this Lease means the development of one or more first-class office buildings on the Phase 2 Property with specifications substantially similar to the Building or otherwise acceptable to Tenant for use by Tenant for general office purposes or such other use as may be permitted by applicable laws, zoning regulations, the Declaration, and any other documents burdening the Phase 2 Property.
(ee)    Phase 2 Acreage. “Phase 2 Acreage” as used in this Lease is defined as the gross acreage of the Phase 2 Property, rounded to the nearest 1/1000th.
(ff)    Phase 2 Property. “Phase 2 Property” as used in this Lease is defined as that certain portion of the Land sold or transferred for Phase 2 to Tenant, Landlord, or an Affiliate of Landlord, as the case may be, as set forth on the Site Plan (defined below).
(gg)    Phase 2 Rent Commencement Date. “Phase 2 Rent Commencement Date” as used in this Lease is defined as the date Tenant commences the payment of regularly scheduled rent under the Phase 2 Lease.
(hh)    Phase 2 Trigger Date. “Phase 2 Trigger Date” as used in this Lease is defined as either, if applicable, (i) the day Landlord closes on the sale of the Phase 2 Property to Tenant in accordance with Section 13.4, or (ii) the Phase 2 Rent Commencement Date.
(ii)    Premises. “Premises” as used in this Lease is defined in Section 1.1.
(jj)    Prime Rate. “Prime Rate” as used in this Lease is defined in Section 2.4.
(kk)    Project Costs. “Project Costs” as used in this Lease means “Project Costs” as defined in the Work Agreement less any credits, rebates, incentives, benefits, offsets and allowances of any kind, howsoever entitled, attributable to the Property and actually received by or paid to Landlord.
(ll)    Property. “Property” as used in this Lease means the Land, including that portion of the Land on which the Building is situated; provided, however, as of and after the Phase 2 Trigger Date (defined below), the Property shall exclude the Phase 2 Property.
(mm)    Purchase Agreement. “Purchase Agreement” as used in this Lease means that certain Purchase and Sale Agreement between Daniel Island Company and Tenant, which provides for Purchaser’s acquisition of the Land at a purchase price of (i) $625,000 per gross acre of the portion of the Land located south of Fairchild Street, and (ii) $850,000 per gross acre of the portion of the Land located north of Fairchild Street. Tenant represents that the Purchase Agreement has not been further modified or amended except as set forth in any amendments delivered to Landlord on or before the date hereof, and Tenant agrees not to further modify or amend the Purchase Agreement without Landlord’s prior written approval, which approval Landlord may not unreasonably withhold, condition or delay.
(nn)    Renewal Term. “Renewal Term” as used in this Lease is defined in Section 1.2.
(oo)    Rent. “Rent”, “rent”, or “rental” means, collectively, Base Rent and Additional Rent.
(pp)    Rent Factor. “Rent Factor” as used in this Lease is defined as 7.56%.
(qq)    Substantial Completion. “Substantial Completion” or “Substantially Complete” as used in this Lease is defined in Section 3.04 of Exhibit B.
(rr)    Summary. “Summary” as used in this Lease is defined in Section 1.1.
(ss)    Taxes. “Taxes” as used in this Lease is defined in Section 2.3.
(tt)    Tenant. “Tenant” as used in this Lease means the entity or person identified as Tenant in Paragraph 2 of the Summary.
(uu)    Term. “Term” as used in this Lease means the period of time specified in Section 1.2(a) commencing on the Commencement Date and terminating at the time specified in Section 1.2.
ARTICLE 2

RENT
2.1    BASE RENT. Tenant agrees to pay monthly as Base Rent during the Term, without notice or demand, set-off or deduction except as otherwise expressly provided in the Lease, the sums of money set forth in Paragraph 5 of the Summary, which amount shall be payable to Landlord at the address set forth in Paragraph 6 of the Summary, or at such other address notice of which is given to Tenant by Landlord. Upon thirty (30) days’ notice from Landlord to Tenant, Tenant shall commence making all Base Rent and other payments due hereunder by wire transfer in accordance with wire transfer instructions specified in Landlord’s notice to Tenant. One full monthly installment of Base Rent shall be due and payable for the first month of the Term on or before the Commencement Date and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term. Tenant shall pay without set-off or deduction except as otherwise expressly provided in this Lease, as Additional Rent, all other sums due under this Lease. Payments of Base Rent for any fractional month (including the first month, if applicable) shall be prorated based on the number of calendar days in such fractional month.

2.2    OPERATING EXPENSES(a)    . Tenant agrees to pay as Additional Rent all Operating Expenses, as set forth herein. Landlord may require Tenant to pay estimated Operating Expenses in monthly installments. If Landlord requires such monthly payments, Landlord will give Tenant at least thirty (30) days’ notice of the amount of such payments and may revise such amount upon thirty (30) days’ notice to Tenant. Such monthly installments are due and payable on the first day of each month without notice, abatement, offset or deduction, except as expressly provided herein. Landlord shall use reasonable efforts to provide to Tenant an accounting showing in reasonable detail all computations of Additional Rent due under this section within one hundred twenty (120) days of the close of each calendar year. In the event the accounting shows the total of the monthly estimated payments made by Tenant exceeds the amount of Additional Rent due by Tenant under this section, Landlord shall credit any such amount against the Additional Rent payment next coming due. In the event the accounting shows that the total of the monthly payments made by Tenant is less than the amount of Additional Rent due by Tenant under this section, the accounting shall be accompanied by an invoice for the Additional Rent.
(b)     Notwithstanding any provision to the contrary, in computing the amount of Operating Expenses for any calendar year after the first full year of occupancy, the amount of Controllable Operating Expenses shall not exceed the amount of Controllable Operating Expenses for the first full year of occupancy, as to the initial Term, or the first year of the Renewal Term, as to any Renewal Term, increased at the rate of 5% per annum computed on a compounding and cumulative basis. As used herein, the term "Controllable Operating Expenses" shall mean all Operating Expenses except (1) electricity, fuel, water, sewer, gas, heating, and air conditioning and other utility charges; (2) the cost of any capital repair, replacement or improvement that is permitted to be included in Operating Expenses pursuant to the terms hereof; (3) the cost of compliance with any Laws (or any revisions thereto) that are not in effect as of the date of Substantial Completion or are not applicable to the Building as of the date of Substantial Completion; (4) insurance costs and premiums; (4) Taxes; and (5) and cost increases due to increases in the governmentally mandated minimum wage laws.
2.3    DEFINITION OF OPERATING EXPENSES.
(a)    The term “Operating Expenses” includes all expenses incurred by Landlord with respect to the ownership, management, maintenance, repair, replacement and/or operation of the Building or the Property, and all Landlord’s personal property used in connection therewith, including, but not limited to, the following: (i) maintenance, repair and replacement costs, including without limitation, all inspection fees, services, supplies and other expenses for maintaining and operating the Building and the Property, including elevators, lighting, parking and common areas; (ii) electricity, fuel, water, sewer, gas, heating and air conditioning and other utility charges; (iii) security, window washing, janitorial services, trash and snow removal; (iv) landscaping and pest control; (v) if Tenant and Landlord agree in writing for Landlord to provide management services for the Property, management fees, compensation, labor costs (including wages, salaries, social security and employment taxes, insurance, uniforms, training and retirement and pension plans) payable to employees of Landlord, or of any management agent of Landlord providing services in connection with the operation and maintenance of the Property and other direct or indirect costs related thereto and rent and other costs of operating the Building’s management office; (vi) the cost, including interest at then market rates, amortized over its useful life, of any capital repairs, replacements or improvements made to the Property by Landlord after the date of this Lease which is required under any governmental law or regulation that was not applicable to the Property at the time it was constructed or is required by Tenant; (vii) the cost, including interest at then market rates, amortized over its useful life, of any capital repairs, replacements or improvements made to the Property by Landlord in order for Landlord to perform its obligations hereunder; (viii) insurance premiums including, without limitation, commercial general liability insurance, property insurance and other insurance carried by Landlord with respect to the Property; (ix) all professional and consulting fees incurred in connection with the operation of the Property, including, without limitation, accounting fees for preparing the statements of Operating Expenses required hereunder; (x) Landlord’s share of any costs or assessments payable under any reciprocal easement agreement or declaration of conditions, covenants and restrictions affecting the Property, including without limitation, the Declaration; (xi) costs or assessments required to be paid by Landlord in connection with any community improvement district or similar arrangement; (xii) costs of procuring and maintaining contractors’ and manufacturers’ warranties and guaranties; and (xiii) Taxes. For purposes hereof, the term “Taxes” includes all real property and personal property taxes, charges, impositions, fines, levies, burdens and assessments of every kind and nature (including dues and assessments by means of deed restrictions and/or owners’ associations) which accrue against the Property during the Term and federal, state and local taxes or charges assessed against the Property by any governmental or quasi-governmental body or authority, and any sums payable in connection with any traffic improvement district or program or community development district or other infrastructure improvement program, whether general or extraordinary, foreseen or unforeseen, together with all expenses incurred in contesting, protesting or monitoring the payment of such taxes and assessments. In no event shall Taxes include taxes on the income of Landlord; provided, however, if the method of taxation then prevailing shall be altered so that any method of taxation shall be levied or imposed upon Landlord in place or partly in place of any such real property taxes and assessments and shall be measured by or based in whole or in part upon the income of the Property or other rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges shall be included in Taxes. Except to the extent specifically excluded from Operating Expenses, all expenses of operating and maintaining the Property without regard to whether such expenses are foreseen or unforeseen and ordinary or extraordinary, shall be included in Operating Expenses.
(b)    For the first ten (10) years after Substantial Completion, the term Operating Expenses does not include any repairing or replacing (but will include routine inspection and maintenance of): (a) the structural components of the Building, including, but not limited to, foundation, floor slab (excluding regular floor cleaning and maintenance), exterior walls, and roof structure, (b) roof membrane systems, (c) windows, (d) utility systems to the termination point in the Building utility closets, and (e) exterior pavement areas (the “Structural Maintenance Obligations”). If requested by Tenant following Tenant’s approval of the associated cost, Landlord, at Tenant’s sole cost and expense, shall obtain and maintain (if commercially available) during the Term a performance bond in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00) securing the Structural Maintenance Obligations in form reasonably acceptable to Tenant.

(c)    The term Operating Expenses does not include the following: (i) repairs, restoration or other work occasioned by fire, wind, the elements or other casualty, to the extent covered by insurance proceeds received by Landlord; (ii) interest or principal payments on any mortgage or other indebtedness of Landlord; (ii) any depreciation allowance or expenses; (iii) cost of correcting any defects in original construction; (iv) costs paid to any affiliates or other parties related to Landlord for services or materials to the extent such costs are in excess of the amount which would be paid to an unrelated third party at market prices for such materials or services; (v) any amounts payable by Landlord as a result of Landlord’s failure to perform its obligations on a timely basis including fines, penalties, late fees and overtime expenses, to the extent such amounts exceed the costs that Landlord would have incurred in the absence of such failure to perform; (vi) rent or any other payments due pursuant to a ground lease; (vii) repairs, construction or any other costs necessary to remedy violations of laws in effect as of the date of this Lease and requiring compliance at any time during the term of the Lease; (viii) costs necessary to bring the Building or any other portion of the Property into compliance with the requirements of ADA, as such requirements exist on the date of Substantial Completion and as such requirements should be reasonably interpreted by Landlord based upon currently existing case law and regulations; (ix) any costs related to the wages and fringe benefits payable to any employees above the level of property manager; (x) management fees in excess of three percent of Rent; (xi) costs incurred in connection with the sale, financing or refinancing of the Premises; (xii) all capital costs, except as permitted in Section 2.3(a); (xiii) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building or the Property, including partnership accounting and legal matters to the extent such accounting and legal matters do not relate to the operation of the Building or the Property, costs of selling, syndicating, or hypothecating any of Landlord’s interest in the Property, costs of any disputes between Landlord and its employees (if any) whether engaged in Property operation or not; (xiv) reserves, unless they are applied to the Operating Expenses or returned to Tenant at Lease termination; and (xv) the cost of any performance bond Landlord acquires for the Structural Maintenance Obligations during the first ten (10) years after Substantial Completion.
(d)    Tenant shall pay as and when due all taxes levied against personal property and trade fixtures in the Premises.
(e)    Tenant, at Tenant’s cost, shall have the right to contest Taxes, so long as such contest does not expose Landlord or the Property to any risk of any delinquent liens for Taxes or any civil or criminal penalties. Landlord will cooperate with any such contest at Tenant’s expense.
(f)     Within one hundred twenty (120) days after Tenant receives Landlord’s Operating Expenses statement, Tenant may contest such statement by providing written notice to Landlord. If no such contest is made by written notice to Landlord within such 120-day period, such Operating Expenses statement shall be binding upon Tenant in all respects. If Tenant timely contests such Operating Expenses statement, Tenant shall have the right to inspect and examine, at reasonable times during normal business hours, Landlord’s books of account and records pertaining to the Operating Expenses, all at Tenant’s sole cost and expense. Such audit shall be conducted at the offices of the Building manager where such records are kept within thirty (30) days after the date of Tenant’s notice. Such audit shall be conducted by Tenant or by a certified public accountant retained by Tenant, at its expense (except as otherwise expressly provided herein), whose compensation is not contingent upon the results of such accountant’s audit or the amount of any refund received by Tenant. Tenant shall notify Landlord of the results of such audit in writing. Landlord may have an agent or employee present during such inspection and audit. Landlord shall have the right to dispute the results of Tenant’s audit. Any such dispute shall be resolved by a certified public accountant mutually satisfactory to Landlord and Tenant, or selected by the American Arbitration Association if Landlord and Tenant cannot agree on the identity of such accountant. If the audit by Tenant shall ultimately result in Landlord and Tenant agreeing that Tenant has overpaid Landlord for Operating Expenses, such overpayment shall be applied to the next accruing installment(s) of Additional Rent due from Tenant, until such credit is depleted or refunded by Tenant if this Lease has expired or been terminated. If the audit by Tenant shall ultimately result in Landlord and Tenant agreeing that Tenant has overpaid Landlord for Operating Expenses in excess of five percent (5%) of the amount Tenant should have paid, Landlord will reimburse Tenant for the reasonable, actual out-of-pocket costs incurred by Tenant in performing the audit, up to a maximum amount of $10,000. Tenant hereby agrees to keep the results of any such audit confidential, and to require Tenant’s auditor and its employees and each of their respective attorneys and advisors to likewise keep the results of such audit in strictest confidence. In particular, but without limitation, Tenant agrees that: (i) Tenant shall not disclose the results of any such audit to any prospective tenant of the Building; and (ii) Tenant shall require, that its auditors, attorneys and anyone associated with such parties shall not disclose the results of such audit to any past, current or prospective tenant of Landlord in the Building; provided, however, that Landlord hereby agrees that nothing in items (i) or (ii) above shall preclude Tenant from disclosing the results of such audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, pursuant to any required public disclosure, in response to any public disclosure first made by Landlord or to any current or prospective assignee or sublessee of Tenant, or to any agent, representative, or employee of Landlord who or which requests the same.
2.4    LATE PAYMENT CHARGE; DEFAULT INTEREST. Other remedies for nonpayment of rent notwithstanding, if the monthly rental payment or any other payment due Landlord by Tenant is not received by Landlord on or before the fifth (5th) business day after written notice of nonpayment, a late payment charge of five percent (5%) of such past due amount, shall become due and payable, in addition to any other amounts owed under this Lease. Notwithstanding the foregoing, with respect to the first late payment in any twelve (12) month period, no late charges shall be due if Tenant pays the past due amount within five (5) business days after Landlord’s notice that such payment is past due. Any further late payments during such twelve (12) month period shall incur the late charges described above without any notice or cure right. Such late payment charge is not intended as a penalty, but instead is intended to compensate Landlord for the additional administrative expenses resulting from any such late payment and which shall be paid on demand. In addition, any sum not paid within thirty (30) days of its due date shall accrue interest thereafter until paid at the rate per annum equal to the lesser of (a) the “prime rate,” as published from time to time in The Wall Street Journal plus four percent (4%), or (b) the maximum rate permitted by applicable law.
2.5    HOLDING OVER. In the event of holding over by Tenant after the end of the Term, the hold over shall be as a month-to-month tenant and Tenant shall otherwise be subject to all the covenants and provisions of this Lease insofar as the same are applicable to a tenant at sufferance, including, without limitation, the payment of Additional Rent. Tenant shall pay Landlord, on demand, as monthly rent for the first six (6) months of such holdover period an amount equal to 110% of the Base Rent payable during the last month of the Term prior to the holdover plus 100% of Additional Rent. From and after such six (6) month period, Tenant shall pay Landlord, on demand, as monthly rent for any additional holdover period an amount equal to 150% of the Base Rent payable during the last month of the Term prior to the holdover plus 100% of Additional Rent. Tenant shall not be liable to Landlord for any consequential damages incurred by Landlord resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant or prospective tenant founded upon such delay.
2.6    NET LEASE.
(a)    This is a net lease and, except as otherwise expressly set forth in Sections 1.2, 7.1(b), 8.1 and 10.4, the Base Rent, Additional Rent and all other sums payable hereunder by Tenant, shall be paid without notice or demand, and without any setoff, counterclaim, abatement, suspension, deduction or defense. Except as otherwise expressly provided in this Lease, this Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, nor shall Tenant be entitled to any abatement or reduction of rent hereunder, nor shall the obligations of Tenant under this Lease be affected, by reason of (i) any damage to or destruction or removal of all or any part of the Premises, for any reason whatsoever (including, without limitation, fire, casualty, condemnation or acts of God or enemy), (ii) the prohibition, limitation or restriction of Tenant’s use of all or any part of the Premises, or any interference with such use, (iii) any eviction of Tenant from or loss of possession by Tenant of all or any part of the Premises by paramount title or otherwise, (iv) Tenant’s acquisition or ownership of all or any part of the Premises, (v) any default by Landlord under this Lease or under any other agreement, (vi) the invalidity or unenforceability of any provision hereof, or (vii) any other cause whether similar or dissimilar to the foregoing, any present or future Laws to the contrary notwithstanding. The obligations of Tenant hereunder are separate and independent covenants and agreements and shall continue unaffected, unless the requirement to pay or perform the same shall have been modified or terminated pursuant to an express provision of this Lease. Except for construction of the Phase 1 Improvements (as defined in Exhibit B) and repairs which are Landlord’s responsibility pursuant to the terms of Sections 5.1, 7.1(a), Article 8 and Exhibit B, Tenant at its sole cost and expense, shall be responsible for the payment of any and all costs and expenses, whether general or special, foreseen or unforeseen, ordinary or extraordinary, related to the repair, maintenance, replacement and operation of the Premises and as may be necessary to maintain the Premises in good order and repair.
(b)    Tenant covenants to remain obligated under this Lease and to take no action to terminate, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord or any assignee of Landlord, and (ii) any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or any assignee of Landlord or by any court, provided Tenant’s use of and access to the Premises is not materially adversely affected.

(c)    Except as otherwise expressly provided in this Lease, including without limitation in Sections 7.1(b), 8.1, and 12.20, Tenant waives all rights now or hereafter by Law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof, or (ii) to any setoff, abatement, suspension, deferment or reduction of the Base Rent, Additional Rent or any other sums payable under this Lease.
(d)    Base Rent, Additional Rent and each and every other charge, fee, cost, or expense which Tenant is obligated to pay, refund or reimburse Landlord hereunder shall, for the purposes of the default provisions of this Lease, be deemed rent due from Tenant, and Tenant’s failure to so pay, refund or reimburse when due (beyond all applicable cure periods) shall entitle Landlord to all the remedies provided for herein and at law or in equity on account of failure to pay rent.
(e)    Landlord acknowledges that, in connection with Tenant’s operation of the Property, Tenant has obtained, and may from time to time in the future pursue, certain tax and other incentives, credits, rebates, benefits, offsets and allowances available to Tenant or Landlord in relation to the Property from the State of South Carolina or any political subdivision thereof, including, without limitation, the incentives provided pursuant to the Fee Agreement (collectively, the “Incentives”).  Landlord hereby agrees to reasonably cooperate with Tenant, at Tenant’s sole cost and expense, to further Tenant’s pursuit and realization of the Incentives, and to execute, acknowledge (where necessary), and deliver such further documents, and perform such further acts, as may be reasonably necessary to obtain such Incentives; however, Landlord shall not be required to incur any liability or any cost (other than costs paid by Tenant).  Landlord shall take no action which, to the knowledge of Landlord, will result in any material delay or reduction in the Incentives available to Tenant. Any Incentives actually received or paid to Landlord shall be applied against the Project Costs or Operating Expenses, as applicable.
(f)    Tenant shall file or cause to be filed, on a timely basis, all property tax returns required in connection with the Property, including, but not limited to, Form SCDOR PT-300 or such comparable form as the South Carolina Department of Revenue may provide. Landlord hereby agrees to reasonably cooperate with Tenant, at Tenant’s sole cost and expense, with respect to any such filings, and hereby agrees to execute, acknowledge (if necessary) and deliver such further documents or information, and to perform such further acts, as may be reasonably necessary for any such filings. Landlord shall take no action which would unduly delay Tenant’s filing of any state or local property tax returns pursuant to this Section. However, Landlord shall not be required to incur any liability or any cost (other than costs paid by Tenant). For avoidance of doubt, Landlord will not have any liability to Tenant under these subsections (e) and (f) for any delay in construction of the Project or any delay in Substantial Completion.
2.7    TRUE LEASE. Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

ARTICLE 3

OCCUPANCY AND USE
3.1    USE. Tenant warrants and represents to Landlord that the Premises shall be used and occupied for general office purposes, a call center and for lawful purposes ancillary thereto, all in a manner consistent with the zoning for the Property and any recorded land use restrictions (the “Principal Intended Use”), and for no other purpose. Tenant shall occupy the Premises, conduct its business and use reasonable efforts to control its agents, employees, invitees and visitors in such a manner as is lawful, reputable and will not create any nuisance. Tenant shall not commit or permit any waste on the Premises or permit the Premises to be used in any way which would be extra hazardous on account of fire or which would in any way increase or render void the insurance on the Building. Subject to any Laws, Tenant shall have the right to access the Premises twenty-four (24) hours a day, seven (7) days a week.
3.2    SIGNS. Tenant may erect, place or paint signs on the exterior of the Building and elsewhere on the Premises (other than the roof of the Building, except as provided in the Approved Plans (as defined in the Work Agreement) or permitted under Section 6.2), provided (i) that such signs comply in all respects with Laws and any applicable recorded restrictions, and (ii) Tenant’s installation, use, operation, maintenance and / or replacement of such signage shall not, and shall only be permitted by Landlord to the extent it does not, (A) interfere with any of the Building systems, (B) violate any of Landlord’s warranties, (C) increase any costs to Landlord under Section 5.1, or (D) reduce the useful life of any improvement, fixture, equipment or property that Landlord is responsible for maintaining under any warranty, including the warranties set forth in Exhibit B or Section 5.1. Tenant shall cause any such signs to be removed at the end of the Term, at Tenant’s sole cost, and Tenant will repair any damage to the Building caused by such removal. As to any signs that are installed as part of the Phase 1 Improvements (as defined in Exhibit B), Tenant shall cause any identification panels to be removed at the end of the Term, at Tenant’s sole cost, and shall repair any damage to the Building caused by such removal, but Tenant shall not be required to remove the sign structures (exclusive of any identification panels).
3.3    COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Subject to Landlord’s obligations set forth in this Lease, at Tenant’s sole cost and expense, Tenant shall comply with all Laws and the requirements of the Declaration relating to the use, condition and occupancy of the Premises.
3.4    WARRANTY OF POSSESSION. Landlord warrants that it has the right and authority to execute this Lease, and Tenant, upon payment of the required rents and subject to the terms, conditions, covenants contained in this Lease and any SNDA (as defined below) to which Tenant is a party, shall have quiet enjoyment of the Premises during the Term. Landlord will warrant and defend Tenant against the claims of all persons claiming by, through or under Landlord, but not otherwise.
3.5    INSPECTION. Landlord or its authorized agents shall at any and all reasonable times, upon at least 24 hours prior notice to Tenant (which notice shall not be required in any emergency, may be written or telephonic, and if telephonic, shall be to such contact and telephone number as Tenant may specify by at least five (5) days’ written notice to Landlord), have the right to enter the Premises to inspect the same, to show the Premises to prospective purchasers, lenders or tenants (but as to prospective tenants, only during the last twelve (12) months of the Term), and to perform any repairs required of Landlord hereunder. Tenant hereby waives any claim for damages for injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or use of the Premises, and any other loss occasioned thereby, unless caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors; provided, however, Landlord shall use reasonable efforts not to interfere with Tenant’s use of or access to the Premises or Tenant’s business operations.
3.6    USE OF ROOF. Tenant shall be entitled to install, operate and maintain (i) microwave antennas or satellite dishes as well as cabling, conduits, piping and fiber options related to such equipment (collectively, the “Antenna”), and (ii) solar panels and related equipment (collectively, the “Solar Panels”; and together with the Antenna, the “Roof Equipment”)), at its sole cost and expense (and not to be included in the Project Costs), on the rooftop of the Building. Tenant shall be entitled to retain any financial benefits from the installation of any third party Roof Equipment in accordance with the terms of this Section. Landlord shall have the right to approve the location, method of installation, size, aesthetics and shielding requirements of the Roof Equipment. Tenant, at all reasonable times and subject to such reasonable rules and regulations as Landlord may promulgate, shall have the right to enter or leave the rooftop for the purpose of accessing the Roof Equipment. Tenant shall obtain all necessary municipal, state and federal permits and authorizations to install, maintain and operate the Roof Equipment and pay any charges levied by governmental agencies in connection therewith. At the expiration of the Term, if requested by Landlord in writing prior to the expiration of the Term, Tenant shall remove the Roof Equipment and surrender and restore the space occupied thereby to Landlord in substantially as good as condition as when received, reasonable wear and tear and damage by casualty and condemnation excepted. Tenant agrees to indemnify and hold Landlord harmless from and against any and all losses, liabilities, costs and damages suffered by Landlord on account of Tenant’s use of the Roof Equipment, including without limitation to any damage to the roof caused by the installation or use of the Roof Equipment. Tenant’s use of the rooftop for the Roof Equipment shall be free of charge, and Landlord shall not charge Tenant any additional rent for such use. Notwithstanding anything herein to the contrary, Tenant’s installation, use, operation, maintenance and or replacement of the Roof Equipment shall not, and shall only be permitted by Landlord to the extent it does not, (i) interfere with any of the Building systems, (ii) violate any of Landlord’s warranties (including the roof warranty), (iii) increase any costs to Landlord under Section 5.1, or (iii) reduce the useful life of the roof or any other improvement, fixture, equipment or property that Landlord is responsible for maintaining under any warranty, including the warranties set forth in Exhibit B, or Section 5.1. The provisions of this Section 3.6 shall survive for a period of one (1) year from the expiration or earlier termination of this Lease.
ARTICLE 4

BUILDING SERVICES

(a)    Notwithstanding anything to the contrary herein, except as set forth in Sections 5.1, 6.1, 7.1 and Article 8, Landlord has no obligation to perform or provide any management, repair, maintenance, replacement, operation or other services for the Project.
(b)    Failure by Landlord to any extent to furnish or cause to be furnished any services, or any cessation thereof, shall not render Landlord liable in any respect to Tenant, or Tenant’s agents, licensees, invitees or other visitors to the Premises or the Property, for damages to either person or property or for consequential damages of any nature, be construed as a constructive or actual eviction of Tenant, work an abatement of rent or relieve Tenant from fulfillment of any covenant in this Lease. If any component of the Project breaks down, or for any cause ceases to function properly, and Landlord is responsible for maintaining that components pursuant to the terms of Section 5.1 hereof, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no claim for abatement or rebate of rent on account of any interruption in service occasioned from the repairs.
ARTICLE 5

REPAIRS AND MAINTENANCE; UTILITIES
5.1    LANDLORD REPAIRS. Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises, Building or Property during the Term, except such initial improvements (and subsequent warranty claim repairs that Landlord is required to make under Section 3.02 of Exhibit B) as are described in Exhibit B and the repairs and replacements as are set forth in this section. Landlord shall keep and maintain in accordance with all Laws and in good order and condition, repair and replace (if necessary) (a) the structural components of the Building, including, but not limited to, the foundation, floor slab (excluding regular floor cleaning and maintenance), the structural components of the exterior walls, and roof structure, (b) roof membrane systems, (c) windows, (d) utility lines, conduits and pipes to the termination point at the Building, including the main disconnect switch for electricity and the demarcation room for communications lines, and (e) exterior pavement areas. In the event that any repair or replacement which is the responsibility of Landlord under this Section 5.1 is necessitated by the negligence or misconduct of Tenant or Tenant’s agents, employees, licensee or invitees, other than HPI (if HPI is Tenant’s contractor under the Tenant Maintenance Obligations Agreement), Tenant shall reimburse Landlord for the actual cost of such repair or replacement within thirty (30) days of receipt of an invoice therefor, and such reimbursement shall constitute Additional Rent under this Lease. Landlord shall not be liable to Tenant, or Tenant’s agents, licensees, invitees or other visitors to the Premises, Building or Property, except as expressly provided in this Lease, for any damage to person or property or inconvenience, or for consequential damages of any nature, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any repairs, replacements, alterations or additions made or to be made by Landlord in accordance with Landlord’s maintenance, repair and replacement obligations hereunder.
5.2    TENANT REPAIRS AND OTHER SERVICES; PROPERTY MANAGEMENT. Except for those repairs to be made by Landlord pursuant to Article 4 and Section 5.1 above, Tenant shall, at its sole cost and expense, maintain the Premises in good order and repair, reasonable wear and tear and damage by casualty and condemnation excepted, including, but not limited to, all repairs and replacements reasonably necessary to keep the Premises in good condition, general or special, ordinary or extraordinary or foreseen or unforeseen and regardless of how the need for such repairs, replacements and maintenance arose, including but not limited to those instances of repair or replacement where the expenses thereof would be deemed capital in nature. Tenant shall also be solely responsible for the payment of all costs and expenses related to the operation of the Premises in good order and repair, and related to the provision of all services to the Building, including but not limited to, the following expenses (subject to Landlord’s obligations under Section 5.1): (a) costs of performing all services necessary for the operation, maintenance, replacement and repair of the Building, including but not limited to costs of trash removal, security service and other services for the Building and Property, whether or not the services are billed directly to Tenant; (b) costs of maintaining, replacing and repairing Building mechanical, electrical, plumbing, sewer, storm water, life safety and other systems (other than those utility lines, conduits and pipes that Landlord is responsible for repairing and replacing pursuant to Section 5.1(d) above); and (c) costs of performing all services necessary for the operation and maintenance of the Property, including without limitation the parking lot, driveways, medians and landscaped areas (the “Tenant Maintenance Obligations”). Tenant shall be entitled to select the service providers of its choice.
Tenant may engage HPI to perform the Tenant Maintenance Obligations pursuant to a certain Tenant Maintenance Obligations Agreement between Tenant and HPI (the “Tenant Maintenance Obligations Agreement”). Landlord acknowledges and agrees that during the period in which HPI is performing the Tenant Maintenance Obligations (i) Landlord shall simultaneously provide notice to HPI of any alleged defaults of Tenant under this Section, (ii) the notice and cure period for such defaults under this Lease shall be extended by any notice and cure period under the Tenant Maintenance Obligations Agreement, and (iii) any failures by HPI to perform its responsibilities under the Tenant Maintenance Obligations Management Agreement, including routine maintenance, shall not relieve Landlord of any obligations under this Lease.
5.3    TENANT DAMAGES. Tenant shall not permit or cause any waste to any portion of the Premises, Building or Property. At the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver the Premises to Landlord, broom-clean, in good order and repair, ordinary wear and tear and damage by casualty and condemnation and repairs which are the responsibility of Landlord hereunder excepted. The cost and expense of any repairs necessary to restore the condition of the Premises as required by the preceding sentence shall be borne by Tenant. Within ten (10) days of the expiration or termination of this Lease, Landlord shall tour the Premises with a Tenant representative to estimate any reasonable restoration costs. Landlord shall submit the line-item estimation within ten (10) business days of completion of such joint tour.
5.4    PAYMENT FOR UTILITIES. During the Term, Tenant shall pay, when due, all charges of every nature, kind or description for utilities furnished to the Premises or chargeable against the Premises, including all charges for water, sewage, heat, gas, light, garbage, electricity, telephone, steam, power, or other public or private utility services; provided, however, Landlord shall be obligated to provide the infrastructure for the Premises to receive all such utilities (including, without limitation, water, sewer, electrical and telephone lines) to the extent set forth in Exhibit B-1 attached hereto.

5.5    UTILITIES. From and after the Commencement Date, Tenant shall be responsible for contracting directly with all suppliers of utility services. In the event that any charge or fee is required by the State of South Carolina, or by any agency, subdivision or instrumentality thereof, or by any utility company or other entity furnishing services or utilities to the Premises, as a condition precedent to furnishing or continuing to furnish utilities or services to the Premises, such charge or fee shall be deemed to be a utility charge payable by Tenant. The inability of Tenant to obtain, or any stoppage of, the utility services referred to in this Section resulting from any cause shall not make Landlord liable in any respect for damages to any person, property or business, or entitle Tenant to any abatement of Rent or other relief from any of Tenant’s obligations under this Lease; provided, however, in the event that any of the essential services to the Premises (consisting of electricity, HVAC, water and sewer service) are interrupted and such interruption results in any material portion of the Premises being unusable for the Principal Intended Use and is caused by a matter within Landlord’s control and continues for five (5) or more consecutive business days after Tenant notifies Landlord, Tenant shall be entitled to an abatement of Base Rent accruing from and after the expiration of such 5-day period, based on the proportion of the Premises which is not reasonably usable, and is in fact not used, as a result of such interruption.
As part of Tenant’s Extra Work, and at Tenant’s sole cost and expense, Tenant shall have the right to install one (1) emergency generator on any portion of the Premises outside the Building together with associated fuel tanks, pumping systems and required vertical or other risers to connect the generator to the Premises, provided (i) the location of such generator is approved by Landlord, which approval Landlord may not unreasonably withhold, condition or delay, (ii) Tenant obtains and maintains all applicable governmental permits and approvals, (iii) the generator shall be powered by a diesel or natural gas engine with a self-contained, above-ground fuel tank, with Tenant being responsible for the clean-up and remediation of any spills of diesel fuel, lubricating oils and other hazardous materials, and (iv) the generator shall utilize a hospital grade muffler system, and shall be enclosed with an enclosure of a design and color approved by Landlord, which enclosure shall achieve sound attenuation which limits noise to not more than 50 decibels at seven (7) meters. If installed, Tenant will maintain and repair the generator and all related equipment in good working condition, which maintenance shall include periodic testing.
ARTICLE 6

ALTERATIONS AND IMPROVEMENTS
6.1    LANDLORD IMPROVEMENTS. Landlord shall construct the Building and improve the Property in accordance with the provisions of Exhibit B. All improvements made by Landlord pursuant to Exhibit B shall at once become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.
6.2    TENANT IMPROVEMENTS. Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises, or those which are visible from the exterior of the Building, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except that, upon prior written notice to Landlord, but without first obtaining the written consent of Landlord, Tenant shall be permitted to perform any alterations which (a) are non-structural; (b) do not cause any violation of and do not require any change in any certificate of occupancy applicable to the Building; (c) do not require a governmental permit, (d) do not affect any item for which Landlord is responsible for the maintenance and repair; and (e) do not affect any Building electrical, mechanical, plumbing, life safety, HVAC or other systems; provided further that if such alteration, physical addition or improvement complies with clauses (a) – (e) above, and the costs of any such alteration, physical addition or improvement is also less than Five Thousand and 00/100 Dollars ($5,000.00), Tenant shall not be required to provide notice to Landlord. If Landlord’s consent is required under this Section 6.2 as to any proposed alterations, additions or improvements, Landlord shall be deemed to have approved such alterations, additions or improvements unless Landlord notifies Tenant of Landlord’s disapproval within twenty (20) Business Days after receipt of a notice from Tenant containing Tenant’s detailed plans and specifications for the proposed alterations, additions or improvements and a request for consent that includes the following in bold, all caps: “PURSUANT TO SECTION 6.2 OF THE LEASE, LANDLORD’S CONSENT WILL BE DEEMED GIVEN UNLESS LANDLORD DISAPPROVES THIS REQUEST FOR CONSENT WITHIN TWENTY (20) BUSINESS DAYS.” If Tenant resubmits revised plans and specifications within thirty (30) days after any such disapproval, Landlord will be deemed to have approved such alterations, additions or improvements unless Landlord notifies Tenant of Landlord’s disapproval within ten (10) days after receipt of a notice from Tenant containing Tenant’s revised detailed plans and specifications for the proposed alterations, additions or improvements, along with a detailed list of all changes made to such revised plans and specifications since the previous submittal and a request for consent that includes the following in bold, all caps: “PURSUANT TO SECTION 6.2 OF THE LEASE, LANDLORD’S CONSENT WILL BE DEEMED GIVEN UNLESS LANDLORD DISAPPROVES THIS REQUEST FOR CONSENT WITHIN TEN (10) DAYS.” Prior to performing or allowing to be performed any alterations, physical additions or improvements to the Premises, Tenant shall cause each contractor performing any aspect of the work to procure, or Tenant itself shall procure, insurance in form and amount reasonably satisfactory to Landlord and to deliver a certificate of insurance to Landlord that identifies as additional insureds thereunder Landlord and the holder of any mortgage, security deed or deed to secure debt affecting the Premises. For purposes hereof, the insurance for any such contract shall be reasonably satisfactory to Landlord if such insurance consists of (1) a Liability Policy (as hereinafter defined) with minimum limits of at least $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate and that otherwise satisfies the requirements pertaining to the Liability Policy set forth in Section 7.4 below, and (2) an umbrella policy with minimum limits of at least $10,000,000.00 that otherwise satisfies the requirements set forth in Section 7.4 with respect to the Liability Policy; provided, however, if the cost of the work being performed is less than $150,000.00, the amount of such umbrella policy shall be at least $2,000,000.00. Landlord shall have the right to alter the amount and types of insurance that such contractors are required to carry (or that Tenant shall be required to carry in lieu thereof) so that such insurance requirements are consistent with the insurance requirements imposed on contractors performing similar work in Comparable Buildings. Tenant shall also cause all such contractors to maintain such insurance throughout the duration of any work in the Premises. Any alterations, physical additions or improvements to the Premises made by Tenant (excluding moveable equipment or furniture of Tenant) shall at once become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease; provided, however, if Landlord reasonably considers such alteration, physical addition or improvement incompatible with typical office use or reasonably believes such alteration, physical addition or improvement will negatively affect the future marketability of the Premises and notifies Tenant within thirty (30) days of receipt of Tenant’s plans and specifications as to any intended alterations, additions or improvements, Landlord, at its option, may require Tenant to remove such physical additions and/or alterations and repair any damage caused thereby in order to restore the Premises to the condition as existed on the Commencement Date, all costs of removal and repair to be borne by Tenant. In addition, at the expiration or earlier termination of this Lease, Landlord may require Tenant, at Tenant’s expense, to remove any additions and/or alterations made without Landlord’s consent and repair any damage caused thereby in order to restore the Premises to the condition as existed on the Commencement Date. Tenant shall be responsible for obtaining, at its cost, all permits required as to any alterations or improvements made by or on behalf of Tenant. Tenant shall provide a copy of such permits to Landlord prior to starting work. Upon completion of any permitted alterations, physical additions or improvements (except for those that are only decorative in nature), Tenant shall provide Landlord with copies of as-built plans or drawings with respect to such alterations, physical additions or improvements, as well as operation and maintenance manuals for any non-moveable equipment installed in the Premises. Tenant shall not do or permit to be done any act which results in a lien being filed against the Premises or Property. Tenant shall have no authority, express or implied, to create any lien, charge or encumbrance upon the interest of Landlord in the Premises or Property. Following completion of any alterations, additions or improvements costing more than $50,000, Tenant shall deliver Landlord evidence reasonably satisfactory to Landlord that no liens or other encumbrances have resulted from such alterations, additions or improvements.
ARTICLE 7

CASUALTY AND INSURANCE
7.1    FIRE AND CASUALTY DAMAGE.
(a)    Restoration by Landlord. If the Premises or any portion thereof is damaged or destroyed by any casualty, Landlord shall, within a reasonable time after the date of such destruction or damage, subject Section 7.1(b) and subject to force majeure or to any delay caused by Tenant, restore the Premises to as near the same condition as existed prior to such damage or destruction. Except as set forth in Section 7.1(b) below, in no event shall Rent abate nor shall Tenant be entitled to terminate this Lease on account of any such damage or destruction of the Premises.
(b)    Termination. In the event the Premises are damaged or destroyed and such damage or destruction cannot be restored within twelve (12) months from the date of such damage or destruction, as determined by Landlord in Landlord’s reasonable judgment, or if any mortgagee of the Building or Property requires that the insurance proceeds be applied to the payment of the mortgage debt, or if a material uninsured loss to the Building occurs, Landlord shall have the right, at Landlord’s option, to terminate this Lease by giving Tenant notice of such termination within ninety (90) days after the date of such damage or destruction. Landlord will notify Tenant as promptly as is reasonably practicable after such damage or destruction (but in any event within ninety (90) days after the date of such damage or destruction) as to Landlord’s good faith estimate of the time period to restore such damage. If the Premises or any portion thereof is damaged or destroyed by any casualty, and if, in Tenant’s reasonable opinion, the Premises cannot be restored within twelve (12) months after the date of such damage or destruction, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord within ninety (90) days after such damage or destruction. If this Lease is not terminated pursuant to the terms hereof, Landlord will commence such repairs after the expiration or waiver of all termination rights under this Section and, thereafter, diligently pursue such repairs to completion. Notwithstanding the foregoing, Tenant shall not have the right to terminate this Lease if damage to or destruction of the Premises is the result of a willful act of Tenant, or Tenant’s agents, employees, representatives, contractors, successors or assigns, licensees or invitees. If this Lease is not terminated in accordance with this Section, Rent shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired, as of the date of damage or destruction, except as set forth in the immediately preceding sentence.
7.2    WAIVER OF SUBROGATION. Anything in this Lease to the contrary notwithstanding, each party (the “Waiving Party”) hereby waives and releases the other party (the “Benefiting Party”) of and from any and all rights of recovery, claim, action or cause of action, against the Benefiting Party, its partners, agents, officers and employees, for any loss or damage that may occur to the Premises or Property, or personal property within the Building, which is insured or is required to be insured by Waiving Party pursuant to the terms hereof regardless of cause or origin, including negligence of Landlord or Tenant and their partners, agents, officers and employees. The Waiving Party agrees to give immediately to its insurance companies which have issued policies of insurance covering any risk of direct physical loss, written notice of the terms of the mutual waivers contained in this Section 7.2, and to have the insurance policies properly endorsed, if necessary. The Waiving Party acknowledges that the waivers and releases set forth in this Section 7.2 are intended to result in any loss or damage which is covered by insurance or required to be insured by the Waiving Party being borne by the insurance carrier of the Waiving Party, as by the party having the insurable interest if such loss is not covered by insurance and this Lease required such party to maintain insurance to cover such loss.
7.3    HOLD HARMLESS.
(a)    Neither Landlord, its agents, servants, employees, any other holder of any deed to secure debt or mortgage nor the lessor under any superior lease shall be liable to Tenant, or to Tenant’s employees, agents, invitees, licensees, contractors or visitors, or to any other person, for any injury to person or damage to property or for consequential, incidental, indirect, special or punitive damages of any nature on or about the Premises or Property, caused by any act or omission of Tenant, its agents, servants or employees, or of any other persons entering upon the Premises or Property under express or implied invitation by Tenant, or caused by the Premises or Property or the improvements located thereon becoming out of repair, the failure or cessation of any service provided by Landlord, or caused by leakage of gas, oil, water or steam or by electricity emanating from the Premises or Property; provided, however, Landlord shall be liable for actual damages resulting from the gross negligence or willful misconduct of Landlord or Landlord’s agents, servants, representatives, employees, contractors, invitees or licensees.
(b)    Except if resulting from the gross negligence or willful misconduct of Landlord, or its employees, contractors, agents, representatives, servants, invitees or licensees, subject to Section 7.2 above, Tenant agrees to indemnify, defend and hold harmless Landlord, its agents, servants, employees, any holder of any deed to secure debt, deed of trust or mortgage of and from any losses, reasonable attorney’s fees, expenses or claims (i) arising out of any damage or injury of any kind caused by the negligence or willful misconduct of Tenant, or any of its agents, servants, employees, contractors, subtenants, assignees or invitees, and/or (ii) resulting from the use or occupancy of the Premises by Tenant or any of its agents, servants, employees, contractors, subtenants, assignees or invitees.
(c)    Subject to Sections 7.2 and 7.3(a) above, Landlord agrees to indemnify, defend and hold harmless Tenant, its agents, servants or employees of and from any losses, reasonable attorney’s fees, expenses or claims resulting from any damage or injury caused by the gross negligence or willful misconduct of Landlord, or any of its agents, servants, employees, contractors, subtenants, assignees or invitees.
(d)    The provisions of this Section 7.3 shall survive the expiration or earlier termination of this Lease.
7.4    TENANT’S INSURANCE. Tenant covenants and agrees to provide at its expense before the earlier to occur of the Commencement Date or the commencement of any work by Tenant under Exhibit B, and to keep in force at all times (i) a commercial general liability insurance policy (hereinafter referred to as a “Liability Policy”) written on an “occurrence basis” including contractual liability coverage, property damage, independent contractor’s coverage and personal injury coverage, naming Landlord, its managing agent and the holders of any deeds of trust or mortgages, as additional insured, and Tenant against any liability, occasioned by any occurrence on or about the Premises; (ii) a Causes of Loss – Special Form or “All Risk” Property policy insuring the improvements installed by Tenant before or after the Commencement Date and all of the furniture, trade fixtures and other personal property of Tenant located in the Premises, with a waiver of subrogation in favor of Landlord; (iii) Worker’s Compensation policy covering all costs, benefits and liabilities under state worker’s compensation and similar Laws with statutory limits for employees of Tenant, with a waiver of subrogation in favor of Landlord; (iv) Employer’s Liability Insurance with limits of $1,000,000.00 per accident or disease and $1,000,000.00 aggregate by disease; and (v) Motor Vehicle Liability with coverage for all owned and non-owned and hired vehicles with combined single limits of $1,000,000.00. Such policies shall be written by insurance companies licensed to do business in the State of South Carolina with an A.M. Best Company financial and performance rating of A-: VIII or better. As of the date of this Lease, Landlord reasonably requires limits of liability under the Liability Policy of $1,000,000 per occurrence and in the aggregate and umbrella coverage totaling $10,000,000.00 in the aggregate, subject to increase from time to time upon request by Landlord consistent with commercially reasonable standards. Prior to the time such insurance is first required to be carried by Tenant and thereafter prior to the expiration date of any such policy, Tenant agrees to deliver to Landlord certificates evidencing such insurance coverage. Said certificate shall be on ACORD Form and shall contain an endorsement that such insurance may not be canceled except upon thirty (30) days’ prior written notice to Landlord and any designated mortgagee. All policies must contain a waiver of subrogation of claims against Landlord and/or Landlord’s insurer, a severability of interest clause, a cross-liability clause and shall be primary and shall not provide for contribution of any other insurance available to Landlord, its managing agent or the holders of any such deeds of trust or mortgages. Notwithstanding anything to the contrary contained in this Lease, the carrying of insurance by Tenant in compliance with this Section 7.4 shall not modify, reduce, limit or impair Tenant’s obligations and liabilities under Section 7.3 hereof.
7.5    LANDLORD’S INSURANCE. Landlord covenants and agrees to provide, at its expense, but subject to inclusion in the Operating Expenses, on or before the Commencement Date and to keep in force during the Term (i) a commercial general liability insurance policy or successor comparable form of coverage written on an occurrence basis, including contractual liability coverage, property damage, independent contractor’s coverage and personal injury coverage, with limits equal to those customarily carried by landlords of Comparable Buildings (subject to commercially reasonable deductibles), and naming Tenant as an additional insured; and (ii) a Causes of Loss – Special Form or “All Risk” property policy insuring the Building against loss or damage by fire, theft and such other risks or hazards, in an amount not less than the full replacement cost of the Building, exclusive of the foundation, with a waiver of subrogation in favor of Tenant and subject to commercially reasonable deductibles (the “Property Policy”). Such policies shall be written by insurance companies licensed to do business in the State of South Carolina with an A.M. Best Company financial and performance rating of A-: VIII or better. Prior to the time such insurance is first required to be carried by Landlord and thereafter prior to the expiration date of any such policy, Landlord agrees to deliver to Tenant a certificate evidencing such insurance coverage. Said certificate shall be on ACORD form. All policies must contain a waiver of subrogation against Tenant and/or Tenant’s insurer, a severability of interest clause, and a cross-liability clause and shall be primary and shall not provide for contribution of any other insurance available to Landlord, its managing agent or the holders of any such deeds of trust or mortgages. The carrying of insurance by Landlord in compliance with this Section 7.5 shall not modify, reduce, limit or impair Landlord’s obligations and liabilities under this Lease. Either the insurance provider or Landlord will notify Tenant at least thirty (30) days’ prior to cancelation of any insurance required to be maintained by Landlord hereunder.
ARTICLE 8

CONDEMNATION
8.1    SUBSTANTIAL TAKING. If the entire Premises or all or a material portion of the Building or more than twenty percent (20%) of the parking areas serving the Building is taken (and reasonably comparable substitute parking within reasonable proximity to the Premises is not provided by Landlord in the form of surface parking or a parking deck) for any public or quasi-public use under any Laws, or by right of eminent domain or by purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises as set forth in Section 3.1, then either party may terminate this Lease upon notice to the other within ninety (90) days of the taking, and the rent shall be abated during the unexpired portion of the Term effective on the date physical possession is taken by the condemning authority. If this Lease is terminated as provided herein, Landlord shall be entitled to the entire award paid by the condemning authority. Tenant shall have the right to make a separate claim for its moving expenses, leasehold improvements and leasehold estate, so long as Tenant’s award does not reduce Landlord’s award.

8.2    PARTIAL TAKING. In the event a portion of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain or by purchase in lieu thereof, and this Lease is not terminated as provided in Section 8.1 above, Landlord shall restore and reconstruct the Buildings and other improvements on the Premises; provided, however, that Landlord shall not be required to expend more than the condemnation award received by Landlord. Such restoration shall be performed in accordance with plans and specifications prepared by Landlord and approved by Tenant, and shall be performed by a contractor reasonably approved by Landlord, in a good and workmanlike manner, using new, first-class materials. All compensation for any such taking (or the proceeds of private sale in lieu thereof) of the Premises shall be the property of Landlord. If applicable, Tenant shall have the right to make a separate claim for its leasehold improvements, so long as Tenant’s award does not reduce Landlord’s award.
ARTICLE 9

ASSIGNMENT OR SUBLEASE; RIGHTS OF MORTGAGEES
9.1    LANDLORD ASSIGNMENT. Landlord shall have the right to sell, transfer or assign, in whole or in part, its rights and obligations in this Lease and in the Premises. Any such sale, transfer or assignment shall operate to release Landlord from any and all liabilities under this Lease arising after the date of such sale, transfer or assignment, provided that the transferee agrees in writing to assume all of Landlord’s obligations hereunder. Notwithstanding anything herein to the contrary, Landlord shall have no right to (i) sell any portion of the Property for a period of one (1) year after the Commencement Date, except in connection with a condemnation or taking in accordance with ARTICLE 8, or (ii) place a mortgage loan on the Property, which loan is in excess of eighty-five percent (85%) of the “as-stabilized” value of the Property, provided clause (ii) shall not apply to any loan that satisfies clause (ii) as of the closing of such loan.
9.2    TENANT ASSIGNMENT OR SUBLEASE.
(a)    Without first obtaining Landlord’s consent, Tenant shall not assign, in whole or in part, this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (including without limitation by transfer of a controlling interest of stock, partnership interests or other ownership interests, merger, or dissolution, which transfer of majority interest of stock, partnership interests or other ownership interests, merger or dissolution shall be deemed an assignment) or mortgage, encumber or pledge the same, or sublet the Premises, in whole or in part, or allow all or a portion of the Premises to be used by a third party (except as may be permitted by Section 9.2(b) or Section 9.3 below). In no event shall any such assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder. No assignee or subtenant of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof except pursuant to the terms of Section 9.3 below. Landlord will not unreasonably withhold, condition or delay its consent to a proposed assignment. In determining the reasonableness of Landlord’s decision to withhold or grant its consent to any proposed assignment, Landlord may take into consideration all relevant factors surrounding the proposed assignment or sublease, including, without limitation, the following: (i) the business reputation of the proposed assignee and its officers and directors; (ii) the nature of the business and the proposed use of the Premises by the proposed assignee; and

(iii) the financial condition and creditworthiness of the proposed assignee is equal to or better than the financial condition and creditworthiness of Tenant as of the date of this Lease.
(b)    Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to assign this Lease without Landlord’s consent but only after written notice to Landlord, to a corporation or entity (an “Affiliate”) in control of, controlled by or under common control with Tenant, and only if (a) such corporation or entity at all times thereafter remains an Affiliate of Tenant, and (b) at the time of such assignment, the assignee has a tangible net worth and creditworthiness (including, but not limited to, credit rating) equal to or better than that of Tenant as of the date hereof. As used herein, control shall require the ownership of fifty-one percent (51%) or more of the ownership interests in the entity in question. No such assignment without the consent of Landlord shall be effective unless each such assignee by written instrument or operation of law assumes and becomes bound to perform and observe all of the covenants and agreements of Tenant under this Lease arising from and after the date of such assignment, provided that the assignor/Tenant shall not be released of liability for the payment of rent and for the performance and observe of the other covenants and agreements of Tenant under the Lease after the effective time of such assignment. Notwithstanding anything to the contrary herein, so long as Tenant is no in default (beyond all applicable notice and cure periods hereunder), upon notice to Landlord, Tenant will have the right to sublease all or a portion of the Premises. Such notice of sublease shall specify the name and address of the applicable sublease and the space sublet and shall include updated insurance certificates that confirm that Tenant’s insurance covers all activities of such subtenant and its employees, agents, contractors and invitees. No such sublease shall operate to release Tenant from any liability hereunder.
9.3    CONDITIONS OF ASSIGNMENT OR SUBLEASE. If Tenant desires to assign this Lease or sublet all or any part of the Premises (other than in accordance with Section 9.2(b)), it shall so notify Landlord at least thirty (30) days in advance of the date on which Tenant desires to make such assignment or sublease. Tenant agrees to pay to Landlord within fifteen (15) business days Landlord’s then standard processing fee and shall reimburse Landlord for all reasonable legal fees incurred in connection with Tenant’s request, not to exceed $1,000.00 (for the standard processing fee and legal fees combined), computed in Constant Dollars. As used herein, “Constant Dollars” shall mean the value of the U.S. dollar to which such phrase refers, as adjusted from time to time. An adjustment shall occur on January 1 of the first calendar year following the Commencement Date, and on each January 1 thereafter (each January 1 being an “Adjustment Date”).  Constant Dollars shall be determined by multiplying the dollar amount to be adjusted by a fraction, the numerator of which is the Current Index Number and the denominator of which is the Base Index Number.  The “Base Index Number” shall be the level of the Index published closest, but prior to, the Commencement Date; the “Current Index Number” shall be the level of the Index published closest, but prior to, the then applicable Adjustment Date; the “Index” shall be the Consumer Price Index for All Urban Consumers as of the Adjustment Date, published by the Bureau of Labor Statistics of the United States Department of Labor for U.S. City Average, All Items (1982-84=100), or any successor index thereto as hereinafter provided.  If publication of the Index is discontinued, or if the basis of calculating the Index is materially changed, then Landlord shall substitute for the Index comparable statistics as computed by an agency of the United States Government or, if none, by a substantial and responsible periodical or publication of recognized authority most closely approximating the result which would have been achieved by the Index. Tenant shall provide Landlord with a copy of the proposed assignment or sublease and such information as Landlord reasonably requests concerning the proposed subtenant or assignee to allow Landlord to make an informed judgment as to the financial condition, reputation, operations and general desirability of the proposed subtenant or assignee. Within fifteen (15) business days after Landlord’s receipt of Tenant’s proposed assignment or sublease and all required information concerning the proposed subtenant or assignee, Landlord shall have the following options: (a) consent to the proposed assignment or sublease; or (b) acting reasonably, refuse to consent to the proposed assignment or sublease. For purposes hereof, Tenant acknowledges that, in evaluating the reasonableness of Tenant’s requested assignment, Landlord may consider all relevant factors surrounding the proposed assignment or sublease, including, without limitation, the following: (a) the business reputation of the proposed subtenant or assignee and its officer or directors; (b) the nature of the business and the proposed use of the Premises by the proposed subtenant or assignee in relation to restrictions, if any, contained in other leases or agreements with third parties affecting the Property; (c) the proposed assignee or subtenant shall not be a party who would or whose use would detract from the character of the Building; and (d) the financial condition and creditworthiness of the proposed assignee is equal to or better than the financial condition and creditworthiness of Tenant as of the date of this Lease. In the event the Lease is assigned or all or any part of the Premises are sublet, Landlord may, at its option, collect directly from the assignee or subtenant all rents becoming due to Tenant by reason of the assignment or sublease. Any collection directly by Landlord from the assignee or subtenant shall not be construed to constitute a novation or a release of Tenant or any guarantor from the further performance of its obligations under this Lease.
9.4    RIGHTS OF MORTGAGEE AND OTHERS. Tenant accepts this Lease subject and subordinate to the lien of any mortgage, deed to secure debt or deed of trust presently existing or hereafter created upon the Premises and to all existing, recorded restrictions, covenants, easements and agreements with respect to the Premises or any part thereof, including all amendments, modifications and restatements thereof and all replacements and substitutions therefor. The subordination of this Lease to any such mortgage, deed to secure debt, deed of trust, restrictions, covenants, easements or agreements shall be self-operative and shall occur automatically; Tenant, however, agrees within fifteen (15) business days of receipt of written request from Landlord to execute additional reasonable instruments subordinating this Lease as Landlord may require (including, without limitation, subordination, non-disturbance and attornment agreements in form attached hereto as Exhibit D or another commercially reasonable form (an “SNDA”)). From and after the Effective Date, Landlord shall not consent to the recordation of any instruments against the Property other than customary utility easements necessary for the development of the Property and/or a mortgage, deed of trust or other security interest in accordance with this Section without the prior written consent of Tenant and Landlord shall promptly provide Tenant a copy of any such matters filed or recorded on or after the Effective Date.
Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligation to subordinate its interest under this Lease and attorn to any party shall be subject to and conditioned upon the lender or any party holding any mortgage, deed to secure debt or deed of trust, as applicable, entering into an SNDA with Tenant (on such lender’s or lessor’s standard form which shall be reasonably satisfactory to Tenant), which document shall provide (among other standard provisions) that, so long as there is no Event of Default under this Lease, Tenant’s right to possession of the Premises under this Lease shall not be disturbed. Simultaneously with the execution of this Lease, Landlord shall provide to Tenant, and Tenant shall execute, the SNDA in the form attached hereto as Exhibit D or on Landlord’s lender’s standard form which shall be reasonably satisfactory to Tenant.
Notwithstanding anything to the contrary contained in this Lease, any mortgage, deed of trust or other security instrument granted by Landlord shall provide for the release of the Phase 2 Property upon the development by Landlord or transfer to an Affiliate of Landlord or Tenant in accordance with Article 13.
9.5    ESTOPPEL CERTIFICATES. Either party agrees to furnish, from time to time, within ten (10) business days after receipt of a request from the other, a statement certifying, if applicable, the following: (a) that Tenant is in possession of the Premises; (b) the Premises are acceptable; (c) the Lease is in full force and effect; (d) the Lease is unmodified; (e) Tenant claims no present charge, lien, or claim of offset against rent; (f) the rent is paid for the current month, but is not prepaid for more than one month and will not be prepaid for more than one month in advance; (g) there is no existing default by reason of some act or omission by the other party; and (h) such other matters as may be reasonably required by the requesting party. If Tenant’s failure to deliver such requested statement shall continue for an additional five (5) business day period following notice from Landlord that such statement was not delivered within the required ten (10) business day period, Tenant’s failure to deliver such requested statement shall be an Event of Default under this Lease. If Landlord’s failure to deliver such statement shall continue for an additional five (5) business day period following notice from Tenant that such statement was not delivered within the required ten (10) business days, in addition to being a default by Landlord hereunder, shall be deemed conclusively that this Lease is in full force and effect except as declared by Tenant, that Tenant is not in default of any of its obligations under this Lease, and that Tenant has not paid more than one month’s rent in advance. The statement meeting the requirements of this section shall include, without limitation, the estoppel certificate attached hereto as Exhibit E.
ARTICLE 10

DEFAULT AND REMEDIES
10.1    DEFAULT BY TENANT. The following shall be deemed to be Events of Default by Tenant under this Lease: (a) Tenant shall fail to pay when due any installment of Rent or any other payment required pursuant to this Lease and the continuation of such failure for five (5) days following Landlord’s written notice thereof to Tenant (but Landlord shall not be obligated to provide such written default notice on more than two (2) occasions in any one calendar year; thereafter an Event of Default shall occur if such payment is not made when due); (b) Tenant shall fail to comply with any term, provision or covenant of this Lease, other than the payment of Rent, and the failure is not cured within thirty (30) days after written notice to Tenant; provided, however, that no Event of Default shall occur if the failure is not susceptible to cure within thirty (30) days so long as Tenant promptly commences the cure within such thirty (30) day period and diligently and continuously pursues it to completion as soon as reasonably possible and in any event within one hundred eighty (180) days thereafter; (c) Tenant or any guarantor of Tenant’s obligations shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations; or Tenant shall make a transfer to defraud creditors or shall make an assignment for the benefit of creditors; or (d) Tenant shall do or permit to be done any act which results in a lien being filed against the Premises, Building or Property, which lien is not removed or bonded over in accordance with South Carolina law within twenty (20) days after written notice thereof by Landlord to Tenant or such shorter period as required by the holder of any mortgage or deed of trust encumbering the Premises.
10.2    REMEDIES FOR TENANT’S DEFAULT. Upon the occurrence of any Event of Default, Landlord may at its option pursue any one or more of the following remedies, and any and all other rights or remedies accruing to Landlord by law or otherwise, without any notice or demand to the extent permitted by applicable Laws:
(a)    Commence dispossessory proceedings with or without the termination of this Lease. Tenant shall remain liable for the payment of all Rents accruing after any writ of possession as to the Premises is issued to Landlord.
(b)    Terminate the Lease, in which event Tenant shall immediately surrender the Premises to Landlord. Tenant agrees to pay on demand an amount which, at the date of such termination, is calculated as follows: (i) the value of the excess, if any, of (x) a sum equal to the discounted then present value of the Base Rent and any amounts treated as Additional Rent hereunder (calculated for this purpose only in an amount equal to the Additional Rent payable during the calendar year most recently ended prior to the occurrence of such Event of Default), and other sums provided herein to be paid by Tenant for the remainder of the stated Term hereof, over (y) the aggregate reasonable rental value of the Premises for the remainder of the stated Term hereof, which excess, if any, shall be discounted to present value at a rate of six percent (6%) per annum for the remainder of the stated Term hereof; plus (ii) the costs of recovering possession of the Premises and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorney’s fees; plus (iii) the unpaid Base Rent and Additional Rent owing as of the date of termination plus any interest and late fees due hereunder. The amount as calculated above shall be deemed immediately due and payable. The payment of the amount calculated in subparagraph (b)(i) shall not constitute payment of Rent in advance for the remainder of the Term. Instead, such sum shall be paid as agreed liquidated damages and not as a penalty; the parties agree that it is difficult or impossible to calculate the damages which Landlord will suffer as a result of Tenant’s default, and this provision is intended to provide a reasonable estimate of such damages. Tenant waives any right to assert that Landlord’s actual damages are less than the amount calculated hereunder; Landlord waives any right to assert that its damages are greater than the amount calculated hereunder. In determining the aggregate reasonable rental value pursuant to subparagraph (b)(i)(y) above, the parties hereby agree that, at the time Landlord seeks to enforce this remedy, all relevant factors should be considered, including, but not limited to, (1) the length of time remaining in the Term, (2) the then current market conditions in the general area in which the Building is located, (3) the likelihood of reletting the Premises for a period of time equal to the remainder of the Term, (4) the net effective rental rates then being obtained by landlords for similar type space of similar size in similar type buildings in the general area in which the Building is located, (5) the vacancy levels in the general area in which the Building is located, (6) current levels of new construction that will be completed during the remainder of the Term and how this construction will likely affect vacancy rates and rental rates, and (7) inflation.
(c)    Commence proceedings against Tenant for all amounts owed by Tenant to Landlord, whether as Base Rent, Additional Rent or damages.
(d)    Terminate the Lease, in which event Tenant shall immediately surrender the Premises to Landlord. Without limiting Tenant’s obligations under any other portion of this Lease, Tenant agrees to pay on demand the amount of all loss and damage which Landlord suffers by reason of the termination of the Term under this Section 10.2.
(e)    Terminate Tenant’s right to possession without terminating this Lease. Upon any termination of Tenant’s right to possession only, without termination of the Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided below, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay Rent, including any amounts treated as Additional Rent, hereunder for the full Term. In any such case, Landlord may relet the Premises on behalf of Tenant for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such terms and conditions (which may include concessions of free rent and alteration, repair and improvement of the Premises) as Landlord, in its sole discretion, may determine and receive directly the Rent by reason of the reletting. Tenant agrees to pay Landlord on demand any deficiency that may arise by reason of any reletting of the Premises. Tenant further agrees to reimburse Landlord upon demand for any expenditures made by it for remodeling or repairing in order to relet the Premises and for all other expenses incurred in connection with such reletting (including without limitation reasonable attorney’s fees and brokerage commissions). Except as provided in Section 10.5, Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting. No such refusal or failure shall operate to relieve Tenant of any liability under this Lease. Tenant shall instead remain liable for all Rent and for all such expenses.
(f)    Enter upon and take possession of the Premises to perform any unperformed obligation of Tenant, to perform any obligation of Landlord, or to enforce Landlord’s remedies under this Lease, without being liable for prosecution of any claim for damages or for trespass or other tort.
(g)    Do or cause to be done whatever Tenant is obligated to do under the terms of this Lease, in which case Tenant agrees to reimburse Landlord on demand for any and all reasonable costs or expenses which Landlord may thereby incur. Tenant agrees that Landlord shall not be liable for any damages resulting to Tenant from effecting compliance with Tenant’s obligations under this Section 10.2, whether caused by the negligence of Landlord or otherwise.
(h)    Enforce the performance of Tenant’s obligations hereunder by injunction or other equitable relief.

10.3    DEFAULT BY LANDLORD. Landlord shall not be in default hereunder unless (a) Landlord shall fail to pay when due any amount required pursuant to this Lease and the continuation of such failure for five (5) days following Tenant’s written notice thereof to Landlord; or (b) Landlord shall fail to comply with any term, provision or covenant of this Lease, and the failure is not cured within thirty (30) days after written notice to Landlord; provided, however, that no default shall occur if the failure is not susceptible to cure within thirty (30) days so long as Landlord promptly commences the cure within such thirty (30) day period and diligently and continuously pursues it to completion as soon as reasonably possible.
10.4    REMEDIES FOR LANDLORD’S DEFAULT. During the continuation of any uncured default (beyond all applicable notice and cure periods) of Landlord, in addition to any rights and remedies available to Tenant at law or in equity, Tenant shall have the right, but not the obligation, to remedy Landlord’s default and charge Landlord for the reasonable, actual cost incurred by Tenant in curing such default, which charges shall be payable by Landlord within thirty (30) days of Tenant’s demand therefor. If Landlord shall fail to pay same within such 30-day period, Tenant shall have the right to deduct such costs from Base Rent next accruing hereunder; provided, however, that such deduction shall be spread over more than one (1) month, if necessary, in order that Tenant shall not deduct in any one month more than twenty percent (20%) of the total monthly Base Rent. Except as expressly set forth in Sections 1.2, 7.1(b), 8.1 and 12.20, Tenant will not have the right to terminate this Lease.
10.5    MITIGATION. Following any termination of Tenant’s right to possession only, without termination of the Lease, Landlord agrees to use reasonable efforts to relet the Premises at fair market rental rates and to otherwise mitigate any damages arising out of an Event of Default on the part of Tenant; provided, however, that (i) Landlord shall have no obligation to treat preferentially the Premises compared to other premises Landlord or Landlord’s affiliates has available for leasing in other properties owned or managed by Landlord or Landlord’s affiliates; (ii) Landlord shall not be obligated to expend any efforts or any monies beyond those Landlord would expend in the ordinary course of leasing space within a building comparable to the Building; and (iii) in evaluating a prospective reletting of the Premises, the term, rental, use and the reputation, experience and financial standing of prospective tenants are factors which Landlord may properly consider. In no event shall Landlord be required to enter into a lease for less than all of the Premises or for a rental rate that is less than the fair market rental rate, as reasonably determined by Landlord.
ARTICLE 11

HAZARDOUS MATERIALS
Tenant covenants and agrees not to permit, introduce or maintain in, on or about any portion of the Premises, any asbestos, polychlorinated biphenyls, petroleum products or any other hazardous or toxic materials (other than de minimis amounts of pre-packaged cleaning and related consumer products used lawfully for office use), wastes and substances which are defined, determined or identified as such in any Laws (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including any judicial or administrative orders or judgments. Any such asbestos, polychlorinated biphenyls, petroleum products and any such other hazardous or toxic materials, wastes and substances are herein collectively called

“Hazardous Materials”. Tenant further covenants and agrees to indemnify, protect and save Landlord harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against Landlord and arising from or out of any Hazardous Materials on, in, under or affecting all or any portion of the Premises, introduced by, or on behalf of, Tenant including, without limitation, (a) the costs of remediating (in a manner satisfactory to Landlord) of any and all such Hazardous Materials, (b) additional costs required to take precautions required under applicable Laws, orders, judgments or regulations, to protect against the release of Hazardous Materials on, in, under or affecting the Premises, into the air, any body of water, any other public domain or any surrounding areas, and (c) any costs incurred to comply, in connection with all or any portion of the Premises, with all applicable Laws, orders, judgments and regulations with respect to Hazardous Materials. Landlord covenants and agrees to indemnify, protect and save Tenant harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against Tenant and arising from or out of any Hazardous Materials on, in, under or affecting all or any portion of the Premises, introduced by, or on behalf of, Landlord. The provisions of this ARTICLE 11 shall survive the expiration or earlier termination of this Lease. Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, as of the Commencement Date, there are no Hazardous Materials at or under the Premises in violation of applicable Laws, orders, judgments or regulations.
ARTICLE 12

MISCELLANEOUS
12.1    WAIVER. Failure of either party to declare a default immediately upon its occurrence, or delay in taking any action in connection with a default, shall not constitute a waiver of the default, but such party shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Pursuit of any one or more of the remedies set forth in Article 10 above shall not preclude pursuit of any one or more of the other remedies provided elsewhere in this Lease or provided by law, nor shall pursuit of any remedy constitute forfeiture or waiver of any rent or damages accruing to a party by reason of the violation of any of the terms, provisions or covenants of this Lease. Failure by either party to enforce one or more of the remedies provided upon a default shall not be deemed or construed to constitute a waiver of the default or of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises or a termination of this Lease unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No custom or practice which may develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen either party’s right to insist upon strict performance of the terms of this Lease, without written notice thereof to the other party.
12.2    FORCE MAJEURE. Landlord and Tenant (except with respect to the payment of Rent or any other monetary obligations under this Lease and except with regard to Tenant’s obligations under Section 2.5 above) shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by Force Majeure
12.3    ATTORNEY’S FEES. If either party commences an action against the other arising out of or in connection with the Lease, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit, whether in a mediation or arbitration proceeding, at trial, on appeal, or in a bankruptcy proceeding. All references herein to attorneys’ fees and expenses shall be deemed to refer to reasonable attorneys’ fees and expenses actually incurred.
12.4    SUCCESSORS. This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors and assigns, subject, however, to Article 9 of this Lease. It is hereby covenanted and agreed that should Landlord’s interest in the Premises cease to exist for any reason during the Term of this Lease, then notwithstanding the happening of such event, this Lease nevertheless shall remain unimpaired and in full force and effect and Tenant hereunder agrees to attorn to the then owner of the Premises, subject to Article 9 of this Lease.
12.5    RENT TAX. If applicable in the jurisdiction where the Premises are situated, Tenant shall pay and be liable for all rental, sales and use taxes or other similar taxes resulting from Tenant’s Rent payments or use of the Premises, if any, levied or imposed by any city, state or county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms of this Lease. Any such payment shall be paid concurrently with the payment of Rent.
12.6    CAPTIONS. The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any section.
12.7    NOTICE. All rent and other payments required to be made by Tenant shall be payable to Landlord pursuant to Section 2.1. All payments required to be made by Landlord to Tenant shall be payable to Tenant at the address set forth in Paragraph 7 of the Summary. Any notice, demand or document required or permitted to be delivered by the terms of this Lease shall be written in the English language and shall be deemed to be delivered (whether or not actually received) when personally delivered, on the first (1st) business day after being deposited with a recognized overnight delivery service or the third (3rd) day after being deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to Landlord at the address set forth in Paragraph 6 of the Summary and addressed to Tenant at the address set forth in Paragraph 7 of the Summary. Either party may by notice to the other specify a different address for payments or for delivery of notices.

12.8    SUBMISSION OF LEASE. The negotiation and submission of this Lease to Tenant for signature does not constitute an offer to lease to Tenant or a reservation of space or an option to lease. Landlord shall not be bound until it has executed and delivered such Lease to Tenant.
12.9    AUTHORITY. Each party executing this Lease on behalf of Landlord and Tenant represents that he or she is duly authorized to execute this Lease on behalf of Landlord or Tenant, as the case may be, and that the execution and delivery of this Lease has been authorized by all necessary corporate or partnership action. Landlord and Tenant agree to provide the other upon request reasonable evidence confirming the existence of such authority.
12.10    SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Laws.
12.11    LIMITATIONS OF LIABILITY. If Landlord shall be in default under this Lease and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Premises as the same may then be encumbered and neither Landlord nor any person or entity comprising Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord nor any person or entity comprising Landlord other than its interest in the Premises as herein expressly provided. In no event shall any partner of Landlord or Tenant nor any joint venturer in Landlord or Tenant, nor any officer, director or shareholder of Landlord or Tenant or any such partner or joint venturer of Landlord or Tenant be personally liable hereunder.
12.12    NO BROKER CLAIMS. Landlord and Tenant acknowledge that the brokers set forth in Paragraph 9 of the Summary (referred to collectively for purposes of this section as “Brokers”) have acted as brokers with respect to the Premises and will be paid by Landlord pursuant to the terms of separate agreements. Landlord and Tenant hereby warrant and represent to the other that the party making said warranty and representation has not dealt with any broker, agent or finder, other than Brokers. In connection with this Lease, and, subject to the default and remedies provisions of Article 10 of this Lease, Landlord and Tenant covenant and agree to indemnify and hold the other harmless from and against any and all loss, liability, damage, claim, judgment, cost or expense (including but not limited to attorney’s fees and expenses and court costs) that may be incurred or suffered by the other because of any claim for any fee, commission or similar compensation with respect to this Lease, made by any broker, agent or finder, other than Brokers, claiming by, through or under the indemnifying party, whether or not such claim is meritorious. Such obligations shall survive the expiration or earlier termination of this Lease.
12.13    NO ESTATE IN LAND. Tenant’s interest hereunder is not subject to levy, execution and sale and is not assignable except with Landlord’s prior written consent or as otherwise expressly provided in this Lease.
12.14    NO JOINT VENTURE. Nothing contained in this Lease or any exhibits hereto shall be deemed or construed to create a partnership or joint venture between Landlord and Tenant or to create any relationship between them except the relationship of landlord and tenant.

12.15    TIME OF ESSENCE. Time is of the essence of this Lease. However, if a certain day stated for payment or performance of any obligation of Landlord or Tenant is a Saturday or Sunday, or a state or federal holiday, the certain day shall be extended until the end of the next day which is not a Saturday, Sunday or state or federal holiday.
12.16    JOINT AND SEVERAL LIABILITY. If Tenant comprises more than one person, corporation, partnership or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.
12.17    NO LIGHT OR AIR EASEMENT. Any diminution or shutting off of light or air by any structure which is now or hereafter erected on the Property or upon property adjacent to the Property shall not affect this Lease or impose any liability on Landlord.
12.18    ENTIRE LEASE. It is expressly agreed by Tenant, as a material consideration for the execution of this Lease, that this Lease, with the specific references to written extrinsic documents, is the entire agreement of the parties; that there are, and were, no representations, warranties, understandings, stipulations, agreements or promises pertaining to this Lease or the expressly mentioned written extrinsic documents not incorporated in writing in this Lease. This Lease may not be altered, waived, amended or extended except by an instrument in writing executed and delivered by Landlord and Tenant in the same manner as the execution and delivery of this Lease. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or of any other kind arising out of this Lease and there are no warranties which extend beyond those expressly set forth in this Lease.
12.19    SPECIAL STIPULATIONS, EXHIBITS AND SUMMARY OF LEASE PROVISION. The content of each and every provision of the special stipulations (if any) attached hereto is incorporated into this Lease as fully as if set forth in the body of this Lease. To the extent that such special stipulations conflict or are inconsistent with any of the foregoing provisions of this Lease, the special stipulations shall control. The content of each and every exhibit which is referenced in this Lease is incorporated into this Lease as fully as if set forth in the body of this Lease. The content of each and every provision of the Summary which is referenced in this Lease is incorporated into this Lease as fully as if set forth in the body of this Lease.
12.20    CONDITIONS PRECEDENT.
(a)    The parties’ obligations under this Lease are expressly contingent upon satisfaction of the following conditions (the “Conditions Precedent”):
(i)    Landlord obtaining equity and debt financing to acquire the Land and construct the Phase 1 Improvements on terms satisfactory to Landlord, which terms shall provide for a construction loan of not less than seventy percent (70%) of the Project Costs, as set forth in the Final Budget;
(ii)    Tenant’s delivery to Landlord or an Affiliate of Landlord selected by Landlord of (A) an assignment of the Purchase Agreement, (B) a certification from Tenant that represents that there are no defaults under the Purchase Agreement and the Purchase Agreement has not been assigned to any other party, and (C) documentation satisfactory to Landlord that all diligence materials related to the Land, this Lease, and the Phase 1 Improvements has been certified to and assigned to Landlord or such Affiliate of Landlord;
(iii)    Receipt of the Approvals (as defined under the Purchase Agreement) and Landlord’s and Tenant’s written approval prior to expiration of the Inspection Period (as defined under the Purchase Agreement) of the due diligence materials to be provided by Seller under the Purchase Agreement;
(iv)    Landlord’s acquisition of the Land in accordance with, and subject to, the express terms of the Purchase Agreement;
(v)    Tenant’s written approval of the Final Budget; and
(vi)    approval by Landlord and Tenant, which approval neither Landlord nor Tenant may unreasonably withhold, condition or delay, of the form of the Declaration to be recorded contemporaneously with Landlord’s acquisition of the Land. The Declaration shall provide for, among other things, the following:
(A)    as of the Phase 2 Trigger Date, cross easements for parking and access over the Property and Phase 2 Property;
(B)    maintenance, repair and replacement of certain common areas to the Property, including the Phase 2 Property;
(C)    the sharing of costs related to such maintenance, repair and replacement between the owners of the Property and Phase 2 Property, as applicable, which costs shall be split pro rata between such owners based on the proportion such party’s gross acreage bears to the aggregate acreage of the Property and Phase 2 Property;
(D)    reasonable rules and regulations to ensure the Property continues to be in compliance with all applicable Laws, including any parking and zoning requirements; and
(E)    the requirement that each improved parcel provide parking of not less than 4 parking spaces per 1,000 square feet of leasable space in improvements constructed or to be constructed on such parcel.
(b)    Contemporaneously with the execution of this Lease, Tenant has signed and delivered in escrow to Chicago Title Insurance Company (the “Title Company”), an assignment of the Purchase Agreement in form satisfactory to Landlord (the “PSA Assignment”), which PSA Assignment shall be signed by Tenant on the date hereof but shall not be effective unless and until the PSA Assignment is released from escrow. The Title Company shall be authorized to release the PSA Assignment from escrow on express written notice from Landlord stating that the Conditions Precedent (other than those set forth in Sections 12.20(a)(ii) and 12.20(a)(iii)) have been satisfied, and both parties have waived (or are deemed to have waived) their right to terminate the Lease in accordance with Section 12.20(c).
(c)    Each party agrees to use commercially reasonable efforts to satisfy the Conditions Precedent as soon as reasonably practicable. If the Conditions Precedent have not been satisfied or otherwise waived in writing by Landlord or Tenant, as applicable, as of or prior to the Closing Date (as defined under the Purchase Agreement) (the “Conditions Precedent Outside Date”), then Landlord shall be entitled to terminate the Lease by written notice to Tenant by 11:59 p.m. eastern time on the date that is five (5) days after the Conditions Precedent Outside Date, whereupon neither Landlord nor Tenant nor any third party shall have any further rights, duties or liabilities under the Lease, except Tenant shall promptly reimburse Landlord for all reasonable expenses actually incurred in accordance with the Preliminary Budget or, if complete, the Final Budget under the Work Agreement by Landlord in connection with this Lease if the conditions set forth in Sections 12.20(a)(ii), 12.20(a)(v) or Tenant’s approvals under Section 12.20(a)(iii) or Section 12.20(a)(vi) were not satisfied or waived in writing by Tenant as of the Conditions Precedent Outside Date. If Sections 12.20(a)(i), 12.20(a)(iv), or Landlord’s approvals under Section 12.20(a)(iii) or Section 12.20(a)(vi) have not been satisfied or otherwise waived in writing by Landlord on or before the Conditions Precedent Outside Date, then Tenant shall be entitled to terminate the Lease by written notice to Landlord by 11:59 p.m. eastern time on the date that is five (5) days after the Conditions Precedent Outside Date, whereupon neither Landlord nor Tenant nor any third party shall have any further rights, duties or liabilities under the Lease. If this Lease is terminated pursuant to this Section, Landlord shall instruct the Title Company to return the PSA Assignment to Tenant or, if the PSA Assignment has been released from Escrow, Landlord shall assign the Purchase Agreement to Tenant or its designee, unless Tenant consents in writing to the termination of the Purchase Agreement.
12.21    NO MERGER OF TITLE. There shall be no merger of this Lease nor of the leasehold estate created hereby with the fee estate in or ownership of the Premises by reason of the fact that the same entity may acquire or hold or own (i) this Lease or such leasehold estate or any interest therein and (ii) the fee estate or ownership of any of the Premises or any interest therein. No such merger shall occur unless and until all entities having any interest in (x) this Lease or such leasehold estate and (y) the fee estate in the Premises including, without limitation, any lender’s interest therein, shall join in a written, recorded instrument effecting such merger.
12.22    FINANCIAL STATEMENTS. If Tenant’s financial statements are not publicly available online at no cost to Landlord, then within 10 days after written request by Landlord (but not more than twice during any 12-month period), Tenant shall furnish to Landlord, Landlord’s mortgagee, prospective mortgagee or purchaser, reasonably requested financial information, including without limitation, annual, audited financial statements for the most recently concluded fiscal year, and financial statements for the most recently ended fiscal quarter. All such financial statements shall be certified to Landlord as being true and correct in all material respects. Such certification may be made by an independent certified public accounting firm or by an authorized officer of Tenant. In connection therewith and upon Tenant’s request, Landlord and Tenant shall execute a commercially reasonable confidentiality agreement on Landlord’s form therefor.

ARTICLE 13

PHASE 2
13.1    PHASE 2 NOTICE. Tenant shall have the right to proceed with Phase 2 in accordance with the terms of this ARTICLE 13, provided (i) Tenant provides written notice thereof to Landlord prior to the date three (3) years prior to the end of the then current Term, including any Renewal Terms exercised by Tenant (the “Phase 2 Notice”), which Phase 2 Notice shall set forth the size and major details of the office-building(s) Tenant desires to be built on the Phase 2 Property; and (ii) Tenant shall not be in default (beyond any applicable notice and cure period) under the Lease as of the date such written notice is delivered.
13.2    PHASE 2 FINANCING NOTICE. Within sixty (60) days after Landlord’s receipt of the Phase 2 Notice (the “Phase 2 Exercise Deadline”), Landlord shall deliver written notice to Tenant stating whether it has obtained sufficient commitments for equity and debt financing to construct Phase 2 for Tenant (the “Holder Phase 2 Financing Notice”).
13.3    PHASE 2 DEVELOPED BY LANDLORD.
(a)    Provided Landlord timely delivers the Holder Phase 2 Financing Notice, then within twenty-five (25) Business Days after Landlord’s delivery of the Holder Phase 2 Financing Notice, Landlord or, at Landlord’s election, an Affiliate of Landlord, and Tenant, shall enter into the lease for the Phase 2 Property (the “Phase 2 Lease”). The Phase 2 Lease shall be in the same form as this Lease, provided (A) the rent factor for the Phase 2 Lease shall be equal to the interest rate in effect for the 10-year Treasury Note as of the date of the closing of the construction loan for Phase 2 plus 600 basis points, and (B) the parties’ obligations under the Phase 2 Lease shall be conditioned only upon the following:
(i)    Tenant’s approval, which approval Tenant may not unreasonably withhold, condition or delay, of a final budget for Phase 2, as established in accordance with Section 13.3(b);
(ii)    Landlord obtaining equity and debt financing to construct Phase 2 on terms reasonably satisfactory to Landlord, which terms shall provide for a construction loan of not less than seventy (70%) of the Project Costs (as defined in the Phase 2 Lease); and
(iii)    approval by Landlord’s lender holding a mortgage over the Phase 2 Property.
(b)    If Landlord timely delivers the Holder Phase 2 Financing Notice, Landlord shall use reasonable efforts to deliver a preliminary budget (the “Phase 2 Preliminary Budget”) for Phase 2 within ninety (90) days after delivery of the Holder Phase 2 Financing Notice. If Landlord fails to deliver such Phase 2 Preliminary Budget within the stated time frame, Tenant’s sole remedy (notwithstanding any provision herein to the contrary) shall be to terminate Landlord’s right to develop Phase 2 by delivering written notice thereof to Landlord at any time prior to Landlord’s delivery of the Phase 2 Preliminary Budget. Landlord and Tenant shall use commercially reasonable efforts to agree on the final budget for Phase 2 within sixty (60) days after Landlord’s delivery to Tenant of the Phase 2 Preliminary Budget (the “Outside Phase 2 Final Budget Date”). If the parties cannot agree on a final budget for Phase 2 by the Outside Phase 2 Final Budget Date, or if Landlord has not satisfied or waived the conditions set forth in Section 13.3(a)(ii) or Section 13.3(a)(ii) by the Outside Phase 2 Final Budget Date, then either party may terminate the Phase 2 Lease by written notice to the other party.
13.4    PHASE 2 DEVELOPED BY TENANT.
(a)    If Landlord fails to timely deliver the Holder Phase 2 Financing Notice, the Phase 2 Lease is terminated in accordance with Section 13.3 or Landlord does not develop Phase 2 for any other reason, then Tenant may purchase the Phase 2 Property from Landlord on the following terms and conditions:
(i)    Tenant delivers Landlord written notice of its intent to purchase the Phase 2 Property in accordance with this Section 13.4 within six (6) months after the Phase 2 Exercise Deadline;
(ii)    the purchase price for the Phase 2 Property shall be the difference of (A) the product of the Phase 2 Acreage and the Phase 1 Per Acre Value (the “Phase 2 Gross Purchase Price”), and (B) the product of (x) the number of months between the Commencement Date and the closing of the sale of the Phase 2 Property (rounded up to the nearest whole number), and (y) the Phase 2 Amortization Amount; and
(iii)    Tenant shall be responsible for all deed transfer taxes and closing costs payable upon the sale of the Phase 2 Property by Landlord, other than Landlord’s attorneys’ fees.
13.5    MEMORANDUM OF LEASE. Upon execution of this Lease, Tenant and Landlord shall execute a memorandum of this Lease substantially in the form attached as Exhibit F, which shall be recorded by Landlord in the real property records for Berkeley County, South Carolina at the Land Closing.
[Rest of Page Intentionally Left Blank; Signatures Continue on Following Page]

ARTICLE 14

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed under seal, effective as of the date set forth below.

LANDLORD		TENANT
HPBB1, LLC, a Georgia limited liability company		BLACKBAUD, INC., a Delaware corporation

By:	/s/ John R. Holder	By:	/s/ Michael Gianoni
Printed Name:	John R. Holder	Printed Name:	Michael Gianoni
Its:	Managing Member	Its:	President and Chief Executive Officer
[SEAL]		[CORPORATE SEAL]
Witness:	/s/ Emily Nixon	Witness:	/s/ Jon W. Olson
Date:	May 16, 2016	Date:	May 16, 2016

Signature Page to Lease Agreement